EXHIBIT 99.1

                                    AGREEMENT


                                  BY AND AMONG


                            GENERAL ELECTRIC COMPANY,

                             A NEW YORK CORPORATION,

                        ACTING THROUGH GE MEDICAL SYSTEMS


                                       And


                               MAXUM HEALTH CORP.,

                             A DELAWARE CORPORATION,

                         AND CERTAIN OF ITS SUBSIDIARIES



                                TABLE OF CONTENTS

                                                                            Page

1.   GENERAL DEFINITIONS AND RULES OF CONSTRUCTION  . . . . . . . . . . . . .

     1.1  Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     1.2  Anchor End-User Customer Contract . . . . . . . . . . . . . . . . .
     1.3  Bankruptcy Code . . . . . . . . . . . . . . . . . . . . . . . . . .
     1.4  Billings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     1.5  Business Day  . . . . . . . . . . . . . . . . . . . . . . . . . . .
     1.6  Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . .
     1.7  Collateral  . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     1.8  Collections . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     1.9  CPI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     1.10 Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     1.11 Deferral Note . . . . . . . . . . . . . . . . . . . . . . . . . . .
     1.12 Disposition . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     1.13 Distributions . . . . . . . . . . . . . . . . . . . . . . . . . . .
     1.14 Effective Date  . . . . . . . . . . . . . . . . . . . . . . . . . .
     1.15 End-User Customer . . . . . . . . . . . . . . . . . . . . . . . . .
     1.16 End-User Customer Contract  . . . . . . . . . . . . . . . . . . . .
     1.17 Equipment Leases  . . . . . . . . . . . . . . . . . . . . . . . . .
     1.18 Event of Default  . . . . . . . . . . . . . . . . . . . . . . . . .
     1.19 Expense Ante(s) . . . . . . . . . . . . . . . . . . . . . . . . . .
     1.20 Financing Statements  . . . . . . . . . . . . . . . . . . . . . . .
     1.21 First-Tier Subsidiaries . . . . . . . . . . . . . . . . . . . . . .
     1.22 Fixed/Mobile Unit . . . . . . . . . . . . . . . . . . . . . . . . .
     1.23 Fixed/Mobile Unit Expense Ante  . . . . . . . . . . . . . . . . . .
     1.24 Fixed Unit  . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     1.25 Fixed Unit Payment  . . . . . . . . . . . . . . . . . . . . . . . .
     1.26 Fixed Unit Pool . . . . . . . . . . . . . . . . . . . . . . . . . .
     1.27 GAAP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     1.28 GE Promissory Notes . . . . . . . . . . . . . . . . . . . . . . . .
     1.29 Hazardous Materials . . . . . . . . . . . . . . . . . . . . . . . .
     1.30 Highline  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     1.31 Highline Documents  . . . . . . . . . . . . . . . . . . . . . . . .
     1.32 Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . .
     1.33 IRC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     1.34 IRS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     1.35 Liabilities or Liability  . . . . . . . . . . . . . . . . . . . . .
     1.36 Lien  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     1.37 Lower Variable Unit Threshold . . . . . . . . . . . . . . . . . . .
     1.38 Master Equipment Lease  . . . . . . . . . . . . . . . . . . . . . .
     1.39 Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . .
     1.40 Maxum . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     1.41 Merrill/Highline Promissory Note  . . . . . . . . . . . . . . . . .
     1.42 Merrill Lynch Documents . . . . . . . . . . . . . . . . . . . . . .
     1.43 MHC 11  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     1.44 MHSC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     1.45 MTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     1.46 Minimum Lease Payment . . . . . . . . . . . . . . . . . . . . . . .
     1.47 Mobile/Mobile Unit  . . . . . . . . . . . . . . . . . . . . . . . .
     1.48 Mobile/Mobile Unit Expense Ante . . . . . . . . . . . . . . . . . .
     1.49 National Accounts Service Contract  . . . . . . . . . . . . . . . .
     1.50 Permitted Lien  . . . . . . . . . . . . . . . . . . . . . . . . . .
     1.51 Person  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     1.52 Pre-Restructuring Lease Payment . . . . . . . . . . . . . . . . . .
     1.53 Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     1.54 Quest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     1.55 Release and Settlement Agreement  . . . . . . . . . . . . . . . . .
     1.56 Rental Unit . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     1.57 Rental Unit Payment . . . . . . . . . . . . . . . . . . . . . . . .
     1.58 Rental Unit Pool  . . . . . . . . . . . . . . . . . . . . . . . . .
     1.59 Replaced Unit . . . . . . . . . . . . . . . . . . . . . . . . . . .
     1.60 Reserves  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     1.61 Scheduled Documents . . . . . . . . . . . . . . . . . . . . . . . .
     1.62 Second Deferral Note  . . . . . . . . . . . . . . . . . . . . . . .
     1.63 Security Agreement  . . . . . . . . . . . . . . . . . . . . . . . .
     1.64 Skip Lease Payments . . . . . . . . . . . . . . . . . . . . . . . .
     1.65 Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     1.66 Subordination Agreement . . . . . . . . . . . . . . . . . . . . . .
     1.67 Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . .
     1.68 Supplemental Documentation  . . . . . . . . . . . . . . . . . . . .
     1.69 Suspended Unit  . . . . . . . . . . . . . . . . . . . . . . . . . .
     1.70 Suspended Unit Pool . . . . . . . . . . . . . . . . . . . . . . . .
     1.71 System Option Upgrades  . . . . . . . . . . . . . . . . . . . . . .
     1.72 System Upgrades . . . . . . . . . . . . . . . . . . . . . . . . . .
     1.73 Termination Date  . . . . . . . . . . . . . . . . . . . . . . . . .
     1.74 Third Deferral Note . . . . . . . . . . . . . . . . . . . . . . . .
     1.75 UCC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     1.76 Unit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     1.77 Upgraded Unit . . . . . . . . . . . . . . . . . . . . . . . . . . .
     1.78 Upper Variable Unit Threshold . . . . . . . . . . . . . . . . . . .
     1.79 Variable Unit . . . . . . . . . . . . . . . . . . . . . . . . . . .
     1.80 Variable Unit Payment . . . . . . . . . . . . . . . . . . . . . . .
     1.81 Variable Unit Pool  . . . . . . . . . . . . . . . . . . . . . . . .
     1.82 Warrant . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     1.84 Other Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     1.85 Rules of Construction . . . . . . . . . . . . . . . . . . . . . . .

2.   RESTRUCTURING OF CERTAIN OBLIGATIONS OF MAXUM  . . . . . . . . . . . . .

     2.1  Master Equipment Lease  . . . . . . . . . . . . . . . . . . . . . .
     2.2  Pool of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . .

          (A)  Fixed Unit Pool  . . . . . . . . . . . . . . . . . . . . . . .
          (B)  Variable Unit Pool . . . . . . . . . . . . . . . . . . . . . .
          (C)  Suspended Unit Pool  . . . . . . . . . . . . . . . . . . . . .
          (D)  Rental Unit Pool . . . . . . . . . . . . . . . . . . . . . . .
          (E)  Unit Characterization  . . . . . . . . . . . . . . . . . . . .

     2.3  Changes in Unit Characterization  . . . . . . . . . . . . . . . . .

          (A)  Determination of Changes in Billings . . . . . . . . . . . . .
          (B)  Rental Units . . . . . . . . . . . . . . . . . . . . . . . . .
          (C)  Written Notice From Maxum Regarding Unit Recharacterization  .
          (D)  Effective Date of Unit Recharacterization  . . . . . . . . . .

     2.4  Monthly Reports . . . . . . . . . . . . . . . . . . . . . . . . . .
     2.5  Lease Payments; Lease Terms . . . . . . . . . . . . . . . . . . . .

          (A)  Fixed Unit Lease Payments  . . . . . . . . . . . . . . . . . .
          (B)  Variable Unit Lease Payments; Term . . . . . . . . . . . . . .

               (1)  Payment Amount  . . . . . . . . . . . . . . . . . . . . .
               (2)  Expense Antes . . . . . . . . . . . . . . . . . . . . . .
               (3)  Time of Variable Unit Payments  . . . . . . . . . . . . .
               (4)  Extension of Variable Unit Lease Terms  . . . . . . . . .
               (5)  Change in End-User Customer Routes. . . . . . . . . . . .

          (C)  Suspension of Lease Payments on Suspended Units; Term;
               Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .

               (1)  Lease Payment Suspension  . . . . . . . . . . . . . . . .
               (2)  Suspended Units Taken Out of Service  . . . . . . . . . .
               (3)  Extension of Suspended Unit Lease Term  . . . . . . . . .
               (4)  Maintenance and Cryogen Costs on Suspended Units  . . . .

          (D)  Rental Unit Lease Payments; Term.  . . . . . . . . . . . . . .

               (1)  Payment Amount. . . . . . . . . . . . . . . . . . . . . .
               (2)  Lease Term. . . . . . . . . . . . . . . . . . . . . . . .

          (E)  Lease Payments Following Unit Recharacterization . . . . . . .
          (F)  Aggregate Interim Lease Payments . . . . . . . . . . . . . . .
          (G)  Joint Sales Calls  . . . . . . . . . . . . . . . . . . . . . .
          (H)  Acquisition of Additional MRI Equipment  . . . . . . . . . . .

     2.6  Unit Upgrades . . . . . . . . . . . . . . . . . . . . . . . . . . .

          (A)  System Upgrades  . . . . . . . . . . . . . . . . . . . . . . .
          (B)  System Option Upgrades . . . . . . . . . . . . . . . . . . . .

     2.7  MRI for Doctors Hospital  . . . . . . . . . . . . . . . . . . . . .
     2.8  Skip Lease Payments . . . . . . . . . . . . . . . . . . . . . . . .
     2.9  Warrant . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     2.10 Refinancing of GE Promissory Notes  . . . . . . . . . . . . . . . .
     2.11 Satisfaction/Prepayment of Loans  . . . . . . . . . . . . . . . . .
     2.12 Security Interest . . . . . . . . . . . . . . . . . . . . . . . . .
     2.13 One Obligation  . . . . . . . . . . . . . . . . . . . . . . . . . .
     2.14 Term  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     2.15 Application of Payments and Collections . . . . . . . . . . . . . .

3.   CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . . .

     3.1  Conditions Precedent of GE to Closing . . . . . . . . . . . . . . .

          (A)  Release and Settlement Agreement . . . . . . . . . . . . . . .
          (B)  Obligations  . . . . . . . . . . . . . . . . . . . . . . . . .
          (C)  Warranties True; Covenants Performed . . . . . . . . . . . . .
          (D)  MHC and Subsidiary Consents, Approvals and Authorizations  . .
          (E)  Signing and Delivery of Instruments  . . . . . . . . . . . . .
          (F)  Unfavorable Action or Proceeding . . . . . . . . . . . . . . .
          (G)  Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . .
          (H)  Officer's Certificate  . . . . . . . . . . . . . . . . . . . .
          (I)  Certificate of Incumbency  . . . . . . . . . . . . . . . . . .
          (J)  Good Standing Certificates . . . . . . . . . . . . . . . . . .
          (K)  Default  . . . . . . . . . . . . . . . . . . . . . . . . . . .
          (L)  Automatic Drafting . . . . . . . . . . . . . . . . . . . . . .
          (M)  Restructuring Other Obligations  . . . . . . . . . . . . . . .
          (N)  Merrill Lynch Documents. . . . . . . . . . . . . . . . . . . .
          (O)  Highline Payment.  . . . . . . . . . . . . . . . . . . . . . .
          (P)  Termination of Subordination Agreement.  . . . . . . . . . . .
          (Q)  GE Payment.  . . . . . . . . . . . . . . . . . . . . . . . . .
          (R)  Collateral Agreements. . . . . . . . . . . . . . . . . . . . .

4.   WARRANTIES AND REPRESENTATIONS OF MAXUM  . . . . . . . . . . . . . . . .

     4.1  Warranties and Representations  . . . . . . . . . . . . . . . . . .

          (A)  Existence and Qualification; Power; Good Standing  . . . . . .
          (B)  Authority; Binding Obligations . . . . . . . . . . . . . . . .
          (C)  Compliance with Laws/Agreements  . . . . . . . . . . . . . . .
          (D)  Absence of Defaults  . . . . . . . . . . . . . . . . . . . . .
          (E)  Licenses and Permits . . . . . . . . . . . . . . . . . . . . .
          (F)  Consents and Approvals . . . . . . . . . . . . . . . . . . . .
          (G)  Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . .
          (H)  Title to Collateral; Liens; Location of Equipment  . . . . . .
          (I)  Burdensome Provisions; Disputes  . . . . . . . . . . . . . . .
          (J)  Compliance with Laws . . . . . . . . . . . . . . . . . . . . .
          (K)  Environmental Matters  . . . . . . . . . . . . . . . . . . . .
          (L)  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . .
          (M)  Employees  . . . . . . . . . . . . . . . . . . . . . . . . . .
          (N)  Joint Ventures . . . . . . . . . . . . . . . . . . . . . . . .
          (O)  Subsidiaries and Affiliates  . . . . . . . . . . . . . . . . .
          (P)  Financial Statements . . . . . . . . . . . . . . . . . . . . .
          (Q)  Litigation or Claims . . . . . . . . . . . . . . . . . . . . .
          (R)  ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . .
          (S)  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .
          (T)  Absence of Adverse Changes . . . . . . . . . . . . . . . . . .
          (U)  Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . .
          (V)  Transfer for Value . . . . . . . . . . . . . . . . . . . . . .
          (W)  Corporate Records  . . . . . . . . . . . . . . . . . . . . . .
          (X)  Monthly Reports  . . . . . . . . . . . . . . . . . . . . . . .
          (Y)  Remuneration . . . . . . . . . . . . . . . . . . . . . . . . .
          (Z)  Other Obligations  . . . . . . . . . . . . . . . . . . . . . .
          (AA) No Untrue or Inaccurate Representations or Warranties  . . . .
     4.2  Knowledge of MHC and the First-Tier Subsidiaries  . . . . . . . . .
     4.3  Survival of Warranties and Representations  . . . . . . . . . . . .

5.   COVENANTS AND CONTINUING AGREEMENTS  . . . . . . . . . . . . . . . . . .

     5.1  Affirmative Covenants . . . . . . . . . . . . . . . . . . . . . . .

          (A)  Automatic Drafting . . . . . . . . . . . . . . . . . . . . . .
          (B)  Payment of Indebtedness  . . . . . . . . . . . . . . . . . . .
          (C)  Maintenance of Property  . . . . . . . . . . . . . . . . . . .
          (D)  Inspection Rights  . . . . . . . . . . . . . . . . . . . . . .
          (E)  Audit Rights . . . . . . . . . . . . . . . . . . . . . . . . .
          (F)  Compliance with Laws . . . . . . . . . . . . . . . . . . . . .
          (G)  Compliance with Agreements . . . . . . . . . . . . . . . . . .
          (H)  Hazardous Materials Laws . . . . . . . . . . . . . . . . . . .
          (I)  Payment of Taxes . . . . . . . . . . . . . . . . . . . . . . .
          (J)  Preserve Accuracy of Representations and Warranties  . . . . .
          (K)  Maintenance of Existence . . . . . . . . . . . . . . . . . . .
          (L)  Accounting Methods; Books and Records of Account . . . . . . .
          (M)  Further Assurances . . . . . . . . . . . . . . . . . . . . . .
          (N)  Insurance; Payment of Premiums . . . . . . . . . . . . . . . .
          (O)  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .
          (P)  Monthly Reports  . . . . . . . . . . . . . . . . . . . . . . .
          (Q)  Customer Contracts Entered Into After Closing Date.  . . . . .
          (R)  Required Prepayments.  . . . . . . . . . . . . . . . . . . . .

     5.2  Negative Covenants  . . . . . . . . . . . . . . . . . . . . . . . .

          (A)  Mergers  . . . . . . . . . . . . . . . . . . . . . . . . . . .
          (B)  Investments and Acquisitions . . . . . . . . . . . . . . . . .
          (C)  Distributions  . . . . . . . . . . . . . . . . . . . . . . . .
          (D)  Subordinated Obligations . . . . . . . . . . . . . . . . . . .
          (E)  ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . .
          (F)  Amendments . . . . . . . . . . . . . . . . . . . . . . . . . .
          (G)  Increase in Salaries . . . . . . . . . . . . . . . . . . . . .
          (H)  Capital Expenditures . . . . . . . . . . . . . . . . . . . . .
          (I)  Operating Leases . . . . . . . . . . . . . . . . . . . . . . .
          (J)  Transactions with Affiliates . . . . . . . . . . . . . . . . .
          (K)  Adverse Agreements . . . . . . . . . . . . . . . . . . . . . .
          (L)  Liens; Negative Pledges; Sales and Leasebacks  . . . . . . . .
          (M)  Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . .
          (N)  Disposition of Property  . . . . . . . . . . . . . . . . . . .
          (O)  Change in the Nature or Conduct of Business  . . . . . . . . .
          (P)  Location of Units and Collateral; Books of Account . . . . . .
          (Q)  Security Interests in Future Entities  . . . . . . . . . . . .
          (R)  Capital Structure  . . . . . . . . . . . . . . . . . . . . . .
          (S)  End-User Customer Contracts. . . . . . . . . . . . . . . . . .

     5.3  Payment of Charges  . . . . . . . . . . . . . . . . . . . . . . . .
     5.4  Contesting Charges  . . . . . . . . . . . . . . . . . . . . . . . .
     5.5  Survival of Liabilities Upon Termination of Agreement . . . . . . .
     5.6  Requests for GE's Consent . . . . . . . . . . . . . . . . . . . . .

6.   INFORMATION AND REPORTING REQUIREMENTS . . . . . . . . . . . . . . . . .

     6.1  Financial Statements  . . . . . . . . . . . . . . . . . . . . . . .

          (A)  Audited Year-End Financial Statements  . . . . . . . . . . . .
          (B)  Quarterly Financial Statements . . . . . . . . . . . . . . . .
          (C)  Monthly Financial Statements . . . . . . . . . . . . . . . . .
          (D)  Officer's Certificate  . . . . . . . . . . . . . . . . . . . .

     6.2  Public Documents  . . . . . . . . . . . . . . . . . . . . . . . . .
     6.3  Other Reports . . . . . . . . . . . . . . . . . . . . . . . . . . .
     6.4  Certain Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .
     6.5  ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

7.   EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT  . . . . . . . . . . .

     7.1  Event of Default  . . . . . . . . . . . . . . . . . . . . . . . . .
     7.2  Late Fee. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     7.3  Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     7.4  Notice of Disposition of Collateral . . . . . . . . . . . . . . . . .
     7.5  Right of Set-Off  . . . . . . . . . . . . . . . . . . . . . . . . . .
     7.6  Appointment of GE as Maxum's Lawful Attorney  . . . . . . . . . . . .

8.   MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     8.1  Modification of Agreement; Sale of Interest; Successors and
          Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     8.2  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     8.3  Waivers by GE; Cumulative Remedies  . . . . . . . . . . . . . . . . .
     8.4  Waivers by Maxum  . . . . . . . . . . . . . . . . . . . . . . . . . .
     8.5  Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . .
     8.6  Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     8.7  Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     8.8  Conflict of Terms . . . . . . . . . . . . . . . . . . . . . . . . . .
     8.9  Governing Law; Consent to Jurisdiction and Venue  . . . . . . . . . .
     8.10 MUTUAL WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . . . . . . .
     8.11 Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     8.12 Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . .
          (A)  Maxum  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
          (B)  GE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     8.13 Section Titles and Table of Contents  . . . . . . . . . . . . . . . .
     8.14 Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     8.15 Limitation of Liability . . . . . . . . . . . . . . . . . . . . . . .
     8.16 Integration . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     8.17 Confidentiality and Publicity . . . . . . . . . . . . . . . . . . . .
     8.18 Account Stated  . . . . . . . . . . . . . . . . . . . . . . . . . . .
     8.19 Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .



                                    EXHIBITS


     2.1       Equipment Leases
     2.2(E)    Unit Characterization as of Effective Date
     2.5(A)    Restructured Fixed Unit Lease Payments
     2.6(A)    First Five System Upgrade Units
     2.7       Letter Agreement
     2.8       Target Suspended Units Subject to Skip Lease
                 Payments
     2.10      GE Promissory Notes to be Cancelled
     2.12      Certificates of Title
     3.1(L)    Accounts Subject to Automatic Drafting
     4.1(A)    Corporate Information
     4.1(C)    Compliance with Laws/Agreements
     4.1(D)    Defaults
     4.1(F)    Consents and Approvals
     4.1(G)    Liabilities
     4.1(H)    Liens; Location of Equipment;
               End-User Customer Contracts
     4.1(L)    Insurance; Accidents or Losses
     4.1(O)    Subsidiaries and Affiliates
     4.1(Q)    Litigation
     4.1(R)    ERISA Plans
     4.1(S)    Taxes
     4.1(T)    Absence of Adverse Changes
     4.1(Y)    Remuneration Exceeding $80,000
     4.1(Z)    Other Obligations
     5.1(B)    Nonpayment of Indebtedness
     5.1(G)    Compliance with Agreements
     5.2(A)    Mergers
     5.2(D)    Subordinated Obligations
     5.2(F)    Amendments
     5.2(I)    Operating Leases
     5.2(M)    Highline Term Sheet
     5.2(N)    Disposition of Property
     8.17      Permitted Disclosures


                                    SCHEDULES


     1.28-A/B  GE Promissory Notes
     2.1       Master Equipment Lease
     2.5(F)    Deferral Note
     2.7       Second Deferral Note
     2.8       Third Deferral Note
     2.9       Common Stock Purchase Warrant
     2.11      Promissory Note (Merrill/Highline)
     2.12      Security Agreement
     3.1(A)    Release and Settlement Agreement
     3.1(G)    Opinion of Maxum's Counsel
     3.1(H)    Officer's Certificate of President of Maxum
     3.1(I)    Officer's Certificate of Secretary of Maxum
     3.1(L)    Authorization Agreement for Pre-Arranged Payments
     3.1(R)    Collateral Agreements
     5.1(M)    Lost Promissory Note Affidavit and Indemnity Agreement


                                    AGREEMENT



     THIS AGREEMENT is entered into effective as of June 1, 1993 by and among General Electric Company, a New York corporation, acting through GE Medical Systems ("GE"), Maxum Health Corp., a Delaware corporation ("MHC"), and each of the undersigned subsidiaries of MHC ("First-Tier Subsidiaries") (MHC and the First-Tier Subsidiaries are sometimes collectively referred to in this Agreement as "Maxum").

                                 R E C I T A L S

     A. GE is a primary supplier of equipment and services to MHC and the First-Tier Subsidiaries.

     B. MHC has requested that GE restructure the terms of its obligations and the obligations of the First-Tier Subsidiaries to GE arising in connection with GE's provision of equipment and supplies to MHC and the First-Tier Subsidiaries and GE has agreed to do so on the terms and conditions set forth herein.

     C. MHC and the First-Tier Subsidiaries acknowledge that GE is making valuable financial accommodations pursuant to this Agreement and the transactions contemplated hereby, including, without limitation, GE's agreement to (1) reorganize, combine and consolidate all outstanding GE equipment leases with MHC and the First-Tier Subsidiaries into a single pool of assets which will be subject to a comprehensive compensation methodology, (2) provide System Upgrades for those Units deemed viable by GE in its sole discretion, and
(3) defer certain lease payments with respect to specified Units and combine such deferred lease payments into two (2) promissory notes payable over sixty
(60) months with interest accruing at eight and one-half percent (8.5%) per annum.

     NOW, THEREFORE, in consideration of the foregoing recitals and the terms and conditions contained herein, and of any extension of credit or financial accommodations heretofore, now or hereafter made by GE to or on behalf of GE, MHC and the
First-Tier Subsidiaries hereby agree as follows:

1.   GENERAL DEFINITIONS AND RULES OF CONSTRUCTION

     In addition to the defined terms appearing above or defined in subsequent sections of this Agreement, capitalized terms used in this Agreement shall have (unless otherwise provided elsewhere in this Agreement) the following respective meanings when used in this Agreement:

     1.1 "Affiliate" shall mean as to any Person (a) any other Person which, directly or indirectly, controls, is controlled by or is under common control with that Person, and (b) any Person in which, directly or indirectly, any Person described in (a) controls, is controlled by or is under common control.

     1.2 "Anchor End-User Customer Contract" shall mean the End-User Customer Contract that is anticipated to generate the substantial majority of the Billings with respect to a particular Upgraded Unit, as determined by GE, in its reasonable discretion.

     1.3 "Bankruptcy Code" shall mean Title 11 of the United States Code, as from time to time amended, and the rules applicable with respect thereto.

     1.4 "Billings" shall mean the total dollar amount billed by or on behalf of MHC, any of the First-Tier Subsidiaries or their respective agents which is attributable to the operation or use of a particular Unit by MHC, the First-Tier Subsidiaries or an End-user Customer during any given calendar month during the term of this Agreement, excluding, however, amounts billed by Maxum for incremental charges for technologist training services provided by Maxum to End-User Customers not to exceed Ten Thousand Dollars ($10,000) per calendar year per End-User Customer over and above the basic scan rate and such other amounts that may be agreed to by the parties in writing following the Closing Date.

     1.5 "Business Day" shall mean any day except Saturday, Sunday or any day in which banks in New York, New York are required or authorized by law to remain closed.

     1.6   "Closing Date" shall mean February 8, 1994.

     1.7 "Collateral" shall have the meaning assigned to it in Section 1 of the Security Agreement.

     1.8 "Collections" shall mean the total dollar amount collected by or on behalf of MHC, any of the First-Tier Subsidiaries or their respective agents which is attributable to the operation or use of a particular Unit by MHC, the First-Tier Subsidiaries or an End-user Customer during any given calendar month during the term of this Agreement excluding, however, amounts collected by Maxum for incremental charges for technologist training services provided by Maxum to End-User Customers not to exceed Ten Thousand Dollars ($10,000) per calendar year per End-User Customer over and above the basic scan rate and such other amounts that may be agreed to by the parties in writing following the Closing Date.

     1.9 "CPI" shall mean the Consumer Price Index for all Urban Consumers, All Items (1982-84 = 100), as published from time to time by the Bureau of Labor Statistics of the United States Department of Labor or its successor.

     1.10 "Default" shall mean any event which, with the passage of time, the giving of notice, or both, would become an Event of Default, unless cured or unless waived as specifically provided in this Agreement.

     1.11 "Deferral Note" shall have the meaning set forth in Section 2.5(F) below.

     1.12 "Disposition" shall mean the sale, transfer or other disposition in any single transaction or series of related transactions of any asset, or group of related assets, of MHC or any of the First-Tier Subsidiaries, other than the sale or other disposition of inventory in the ordinary course of business. As used in this Agreement, the phrase "series of related transactions" shall mean that the transactions, taken as a whole, were conceived and are implemented on a strategically integrated basis and the phrase "related assets" shall mean that the assets are functionally related to one another.

     1.13 "Distributions" shall mean, with respect to any shares of capital stock or any warrant or right to acquire shares of capital stock or any other equity security issued by MHC or any of the First-Tier Subsidiaries, (a) the retirement, redemption, purchase or other acquisition, directly or indirectly, for value by MHC or any of the First-Tier Subsidiaries of any such security, except to the extent that the consideration therefor consists of shares of Stock, (b) the declaration or (without duplication) payment by MHC or any of the First-Tier Subsidiaries of any dividend in cash or in Property, directly or indirectly, on or with respect to any such security, (c) any investment by MHC or any of the First-Tier Subsidiaries in the holder of five percent (5%) or more of any such security if a purpose of such investment is to avoid characterization of the transaction as a Distribution, and (d) any other payment by MHC or any of the First-Tier Subsidiaries constituting a distribution under applicable laws with respect to such security.

     1.14  "Effective Date" shall mean June 1, 1993.

     1.15 "End-User Customer" shall mean (a) a hospital or other facility or entity that uses a Unit directly supplied by MHC or any First-Tier Subsidiary or
(b) an Affiliate that subleases a Unit from MHC or any First-Tier Subsidiary.

     1.16 "End-User Customer Contract" shall mean the contract between MHC or a First-Tier Subsidiary and an End-User Customer that sets forth the terms of the End-User Customer's use or lease of a Unit.

     1.17 "Equipment Leases" shall have the meaning set forth in Section 2.1 below.

     1.18 "Event of Default" shall have the meaning set forth in Section 7.1 below.

     1.19  "Expense Ante(s)" shall have the meaning set forth in
Section 2.5(B)(2) below.

     1.20 "Financing Statements" shall mean the Form UCC-1 or other financing statements to be filed in the appropriate offices for the perfection of a security interest in any of the Collateral or as a protective filing as a lessor or otherwise.

     1.21 "First-Tier Subsidiaries" shall mean the Subsidiaries of MHC that are parties to this Agreement, including Quest, MTS and MHSC.

     1.22 "Fixed/Mobile Unit" shall mean those Units that are placed at one (1) fixed location for use by one (1) End-User Customer.

     1.23 "Fixed/Mobile Unit Expense Ante" shall mean an amount equal to Twenty-Eight Thousand Dollars ($28,000) as of the Effective Date. The Fixed/Mobile Expense Ante shall be adjusted on an annual basis on June 1 of each year commencing June 1, 1994, as provided in Section 2.5(B)(2)(d) below.

     1.24 "Fixed Unit" shall mean a Unit having rolling four (4) month average Billings equal to or above the Upper Variable Unit Threshold or a Unit that is otherwise characterized as a Fixed Unit in accordance with the terms of this Agreement.

     1.25  "Fixed Unit Payment" shall have the meaning set forth in
Section 2.5(A) below.

     1.26 "Fixed Unit Pool" shall mean all of those Units that are characterized as Fixed Units in accordance with the terms of this Agreement.

     1.27 "GAAP" shall mean Generally Accepted Accounting Principles applied on a consistent basis as in effect from time to time and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Financial Accounting Standards Board or through other appropriate boards or committees thereof and which are consistently applied for all periods after the date of this Agreement.

     1.28 "GE Promissory Notes" shall mean those certain Promissory Notes to be entered into by Maxum as of June 1, 1993 in the form attached hereto as Schedule 1.28.

     1.29 "Hazardous Materials" shall mean any substance, material, or waste that is regulated because of its hazardous, toxic, or polluting nature, by any city, county, or other local or regional government authority, any State, or the United States Government or any agency thereof having jurisdiction, including any material or substance that is (a) petroleum or petroleum distillates, including crude oil, natural gas, natural gas liquids, liquefied natural gas or synthetic gas, (b) asbestos, (c) designated as a "hazardous substance" pursuant to section 311 of the Clean Water Act, 33 U.S.C. 1251, et seq., 33 U.S.C. 1321, or listed pursuant to section 307 of the Clean Water Act, 33 U.S.C. 1317, (d) defined as a "hazardous waste" pursuant to section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq., 42 U.S.C. 6903,
(e) defined as a "hazardous substance" pursuant to section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601, et seq., 42 U.S.C. 9601, (f) determined to be a chemical substance or mixture that poses an unreasonable risk of injury to human health or the environment under the Toxic Substances Control Act, 15 U.S.C. 2601, et seq., (g) determined to be a Hazardous Air Pollutant under the Clean Air Act, 42 U.S.C. 7501, et seq., or (h) listed, defined, or identified in the regulations adopted pursuant to any of the foregoing laws.

     1.30 "Highline" shall mean Highline Financial Services, Inc., a Delaware corporation.

     1.31 "Highline Documents" shall mean (i) that certain Loan and Security Agreement entered into as of May 18, 1989 among Highline and MTS, (ii) the "Loan Documents" as defined in such Loan and Security Agreement, (iii) those certain Leases between MHSC, MTS or Quest and Highline dated as of June 24, 1987, August 17, 1987, September 22, 1987, December 1, 1987, December 10, 1987, February 1, 1988, May 2, 1988, June 15, 1988, September 16, 1988, September 20, 1988, March
1, 1989, March 15, 1991, and March 31, 1991, respectively and (iv) those certain Security Agreements dated as of June 24, 1987, August 17, 1987, September 22, 1987, December 1, 1987, December 10, 1987, February 1, 1988, May 2, 1988, June
15, 1988, September 16, 1988 and March 1, 1989, respectively.

     1.32  "Indebtedness" means, as applied to any Person, without duplication
(a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures or promissory notes, (c) all obligations of such Person issued or assumed as the deferred purchase price of property (other than amounts payable to suppliers in the ordinary course of business), (d) all obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (e) all guarantees, endorsements, and other contingent obligations of such Person with respect to the obligations of other Persons of the type described in (a) through (d) preceding including, but not limited to, any obligations to acquire any of such obligations, to purchase, sell, or furnish property primarily for the purpose of enabling such other Person to make payment of any such obligations and/or to assure the owner of any of such obligations against loss with respect thereto, (f) all reimbursement obligations, contingent or otherwise, in respect of letters of credit, surety and appeal bonds and performance bonds or similar instruments assuring any other Person of the performance of any act or acts or the payment of any obligations,
(g) all indebtedness referred to in clauses (a), (b), (c), (d), (e) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien, security interest or other encumbrance upon or in property owned by such Person, even if such Person has not assumed or become liable for the payment of such indebtedness, and (h) all other items, except items of capital stock or of surplus or of general contingency or deferred tax reserves, which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person on the date as of which Indebtedness is to be determined.

     1.33 "IRC" shall mean the Internal Revenue Code of 1986, as heretofore or hereafter amended, and all regulations promulgated thereunder.

     1.34  "IRS" shall mean the Internal Revenue Service.

     1.35 "Liabilities" or "Liability" shall mean all loans, advances, indebtedness, liabilities, obligations and any other debts of MHC or any of its Subsidiaries to GE, of any and every kind and nature, whether now or hereafter owing, arising, due or payable from MHC or any of its Subsidiaries to GE, whether or not evidenced by any note, agreement, or other instrument and whether primary, secondary, direct, contingent, fixed or otherwise, including obligations of performance, and including, particularly, principal, interest, loan fees, lease payments (including, without limitation, the Fixed Unit Payments, the Variable Unit Payments and payments under the Deferral Note, Second Deferral Note, Third Deferral Note, GE Promissory Notes, and Merrill Promissory Note), rentals, charges, expenses, attorneys' fees, and other amounts chargeable to MHC or any of the Subsidiaries by GE, whether or not such obligations are classified as a liability under GAAP on a balance sheet.

     1.36 "Lien" shall mean (a) any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien (including tax liens, judgment liens, liens of mechanics, suppliers, and other Persons for the provision of goods or services, and all other liens arising under statute, common law or judicial interpretation), consignment, charge, claim, security interest, capitalized lease obligation, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, or any financing lease having substantially the same economic effect as any of the foregoing), (b) any arrangement, express or implied, under which any Property is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of general, unsecured creditors; (c) liens that would arise as a result of any indebtedness which is unpaid more than forty-five (45) days after the same shall have become due and payable and which if unpaid would by law (including but not limited to bankruptcy and insolvency laws), or otherwise, be given any priority whatsoever over general, unsecured creditors; and (d) the filing of, or agreement to give, any financing statement perfecting a security interest or consignment agreement under the UCC or comparable law of any jurisdiction.

     1.37 "Lower Variable Unit Threshold" shall mean an amount which is equal to (a) the applicable Expense Ante for a particular Unit (i.e., the Fixed/Mobile Unit Expense Ante or the Mobile/Mobile Unit Expense Ante, as applicable), plus
(b) the Minimum Lease Payment, less (c) Five Thousand Dollars ($5,000).

     1.38  "Master Equipment Lease" shall have the meaning set forth in Section
2.1 below.

     1.39 "Material Adverse Effect" shall mean any set of circumstances or events which (a) was initiated or approved by MHC or any of the Subsidiaries and which has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any of the Scheduled Documents, (b) is or could reasonably be expected to be material and adverse to the condition (financial or otherwise), or business operations of MHC and the Subsidiaries, taken as a whole, (c) materially impairs or could reasonably be expected to materially impair the ability of MHC or any of the Subsidiaries to satisfy any of the Liabilities, or (d) was initiated or approved by MHC or any of the Subsidiaries and which materially impairs or could reasonably be expected to materially impair the ability of GE to enforce its legal remedies pursuant to this Agreement or any of the Scheduled Documents.

     1.40  "Maxum" shall mean MHC and the First-Tier Subsidiaries.

     1.41 "Merrill/Highline Promissory Note" shall have the meaning assigned to it in Section 2.11 below.

     1.42  "Merrill Lynch Documents" shall have the meaning assigned to it in
Section 2.11 below.

     1.43  "MHC" shall mean Maxum Health Corp., a Delaware corporation.

     1.44 "MHSC" shall mean Maxum Health Services Corp., a Delaware corporation.

     1.45  "MTS" shall mean MTS Enterprises, Inc., a Texas corporation.

     1.46  "Minimum Lease Payment" shall mean Eighteen Thousand Dollars
($18,000).

     1.47 "Mobile/Mobile Unit" shall mean those Units that are operated on a route with two (2) or more locations and with one (1) or more End-User Customers.

     1.48 "Mobile/Mobile Unit Expense Ante" shall mean an amount equal to Thirty-Two Thousand Dollars ($32,000) as of the Effective Date. The Mobile/Mobile Expense Ante shall be adjusted on an annual basis on June 1 of each year commencing June 1, 1994, as provided in Section 2.5(B)(2)(d) below.

     1.49 "National Accounts Service Contract" shall mean the maintenance and service contract that would be offered by GE to Maxum in a particular year setting forth the costs for GE to provide maintenance and cryogens to magnetic resonance equipment similar to the Variable Units for that particular year.

     1.50 "Permitted Lien" shall mean those Liens described in Exhibit 4.1(H) attached hereto and any existing Liens of GE or Liens hereafter granted to GE.

     1.51 "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity, party, or government (whether federal, state, county, city, municipal, or otherwise, including any instrumentality, division, agency, body, or department thereof).

     1.52 "Pre-Restructuring Lease Payment" shall mean the monthly lease payment amount in effect pursuant to the Equipment Lease for each respective Unit immediately prior to the Effective Date.

     1.53 "Property" shall mean any interest of MHC or any of the First-Tier Subsidiaries in any kind of property or asset, whether real, personal or mixed, tangible or intangible, or existing as of the Effective Date or acquired thereafter.

     1.54 "Quest" shall mean Quest Financial Services, Inc., a Delaware corporation.

     1.55 "Release and Settlement Agreement" shall have the meaning set forth in Section 3.1(A) below.

     1.56 "Rental Unit" shall mean a Unit that is subleased by Maxum to an End-User Customer or another person that operates the Unit directly.

     1.57  "Rental Unit Payment" shall have the meaning assigned to it in
Section 2.5(D)(1) below.

     1.58 "Rental Unit Pool" shall mean all of those Units that are characterized as Rental Units in accordance with the terms of this Agreement.

     1.59 "Replaced Unit" shall have the meaning assigned to it in Section 2.6(A) below.

     1.60 "Reserves" shall mean reserves for returns, allowances, and the like as may be established by MHC or any of the First-Tier Subsidiaries or as may otherwise be required in accordance with GAAP.

     1.61 "Scheduled Documents" shall mean, collectively, the Master Equipment Lease, the Deferral Note, the Second Deferral Note, the Third Deferral Note, the Release and Settlement Agreement, the GE Promissory Notes, the Merrill Promissory Note, the Security Agreement, and the Warrant.

     1.62  "Second Deferral Note" shall have the meaning set forth in Section
2.7 below.

     1.63 "Security Agreement" shall have the meaning set forth in Section 2.10 below.

     1.64 "Skip Lease Payments" shall have the meaning set forth in Section 2.8 below.

     1.65 "Stock" shall mean all shares, options, warrants, interests, participations, or other equivalents, howsoever designated, of or in a corporation or equivalent entity, whether voting or nonvoting, including common stock, preferred stock, convertible debentures, and all agreements, instruments, any other "option" (as such term is defined in Proposed Treasury Regulation
Section 1.382-4(d)(3) promulgated under the IRC), or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), and documents convertible, in whole or in part, into any one or more or all of the foregoing.

     1.66 "Subordination Agreement" shall mean that certain Subordination Agreement among Merrill Lynch, MTS, MHC and Highline executed as of August 26, 1989.

     1.67 "Subsidiaries" shall mean any corporation of which fifty percent (50%) or more of the outstanding shares of each class having voting power (other than shares having such power by reason of the happening of a contingency) is at the time owned or controlled, directly or indirectly, by MHC or any of the Subsidiaries. The Subsidiaries shall include without limitation MHSC, MTS and Quest.

     1.68 "Supplemental Documentation" shall mean agreements, instruments, documents, financing statements, warehouse receipts, bills of lading, and other written matter necessary or requested by GE to perfect and/or maintain the perfection of GE's Lien upon the Collateral and to consummate the transactions contemplated in or by this Agreement and the Scheduled Documents.

     1.69 "Suspended Unit" shall mean a Unit having rolling four (4) month average Billings below the Lower Variable Unit Threshold, or a Unit which becomes completely idle after all End-User Customer Contracts served by that Unit have expired or otherwise have been terminated without renewal or replacement.

     1.70 "Suspended Unit Pool" shall mean all of those Units that are characterized as Suspended Units in accordance with the terms of this Agreement.

     1.71 "System Option Upgrades" shall mean the upgrading of a Unit through the addition of new component parts obtained from GE.

     1.72 "System Upgrades" shall mean the upgrading of a Unit from one GE "platform level" to another GE "platform level," such as the upgrade of a "GE Max" to a "GE .5T Signa," and the addition of options and new component parts thereto required to meet Maxum's specifications for initial delivery.

     1.73 "Termination Date" shall mean the date on which all Liabilities under or in connection with this Agreement and the Scheduled Documents have been completely and finally paid and discharged, whether by prepayment or otherwise.

     1.74 "Third Deferral Note" shall have the meaning set forth in Section 2.8 below.

     1.75 "UCC" shall mean the Uniform Commercial Code of the jurisdiction with respect to which such term is used, as in effect from time to time.

     1.76 "Unit" or "Units" shall mean any magnetic resonance imaging equipment or computerized tomography equipment that is as of the Effective Date leased by GE to Maxum pursuant to the Master Equipment Lease and is characterized as a Fixed Unit, Variable Unit, Suspended Unit or Rental Unit pursuant to the terms of this Agreement.

     1.77 "Upgraded Unit" shall have the meaning assigned to it in Section 2.6(A) below.

     1.78 "Upper Variable Unit Threshold" shall mean an amount equal to the sum of (a) the applicable Expense Ante for a particular Unit (i.e., the Fixed/Mobile Unit Expense Ante or the Mobile/Mobile Unit Expense Ante, as applicable),
(b) the Minimum Lease Payment, and (c) Eighteen Thousand Dollars ($18,000).

     1.79 "Variable Unit" shall mean a Unit having rolling four (4) month average Billings below the Upper Variable Unit Threshold, and equal to or above the Lower Variable Unit Threshold, or a Unit that is otherwise characterized as a Variable Unit in accordance with the terms of this Agreement.

     1.80 "Variable Unit Payment" shall mean the sum of (a) the Minimum Lease Payment, and (b) an amount equal to forty percent (40%) of the Variable Unit's Billings in the applicable month that are in excess of the sum of (i) the applicable Expense Ante for that Variable Unit (i.e., the Fixed/Mobile Unit Expense Ante or the Mobile/Mobile Unit Expense Ante, as applicable), and
(ii) the Minimum Lease Payment.

     1.81 "Variable Unit Pool" shall mean all of those Units that are characterized as Variable Units in accordance with the terms of this Agreement.

     1.82  "Warrant" shall have the meaning set forth in Section 2.9 below.

     1.83  "Xerox" shall mean Xerox Credit Corporation.

     1.84 Other Terms: All other terms hereinbefore or hereinafter defined, including, without limitation, all terms defined in the preamble and recitals hereto, shall have the meanings herein assigned to such terms. All terms used in the above definitions and all other terms contained in this Agreement, where the context so indicates or requires, shall have the meanings provided by the UCC as in effect in the applicable jurisdiction to the extent the same are used or defined therein. Any accounting terms used in this Agreement and not specifically defined herein shall have the meanings given them in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP, consistently applied. That certain terms or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing.

     1.85 Rules of Construction: Except as otherwise specifically provided in this Agreement, the singular of any term shall include the plural, and vice versa, the use of any term shall be equally applicable to any gender, "or" shall not be exclusive, and "including" shall not be limiting. The words "herein," "hereof," and "hereunder" and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules hereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement. Any reference to a "Section," "Exhibit," or "Schedule" shall refer to the relevant Section of, or Exhibit or Schedule to, this Agreement, unless specifically indicated to the contrary.

2.   RESTRUCTURING OF CERTAIN OBLIGATIONS OF MAXUM

     2.1 Master Equipment Lease. GE and Maxum agree to reorganize, combine and consolidate the equipment leases described on Exhibit 2.1 attached hereto (collectively, the "Equipment Leases") into a single Master Leaseline Agreement ("Master Equipment Lease") to be entered into by the parties as of the Effective Date in the form attached hereto as Schedule 2.1. Separate schedules shall be attached to the Master Equipment Lease, each of which shall (1) identify and describe the Unit to which the schedule relates, (2) indicate whether such Unit is characterized as a Fixed Unit, a Variable Unit, a Suspended Unit or a Rental Unit as of the Effective Date, (3) indicate whether such Unit is a Mobile/Mobile Unit or a Fixed/Mobile Unit (if the Unit is a Variable Unit as of the Effective
Date), (4) set forth the lease term for such Unit, (5) set forth the monthly lease payment amount if such Unit is a Fixed Unit or a Rental Unit as of the Effective Date; (6) describe the locations where the Unit is operated, and (7) set forth such other terms and conditions with respect to such Unit as the parties may agree. For purposes of this Agreement, the term "Master Equipment Lease" shall include all schedules and addenda that may be attached to the Master Equipment Lease by the parties from time to time. As of the Effective Date, the compensation mechanism and all other provisions contained in the Master Equipment Lease and in Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.7 and 2.8 below shall supersede in their entirety all of the provisions contained in the individual Equipment Leases and all schedules and addenda thereto. GE and Maxum acknowledge and agree that (i) it is not their intention to terminate the individual Equipment Leases by entering into the Master Equipment Lease, and
(ii) neither this Agreement nor the Master Equipment Lease shall constitute a novation of any or all of the individual Equipment Leases.

     2.2   Pool of Assets.

           (A) Fixed Unit Pool. Those Units having rolling four (4) month average Billings equal to or above the Upper Variable Unit Threshold shall qualify as Fixed Units. The Fixed Unit Pool shall consist of all Units that are characterized as Fixed Units in accordance with the terms of this Agreement.

           (B) Variable Unit Pool. Those Units having rolling four (4) month average Billings both (1) below the Upper Variable Unit Threshold, and (2) equal to or above the Lower Variable Unit Threshold shall qualify as Variable Units. The Variable Unit Pool shall consist of all Units that are characterized as Variable Units in accordance with the terms of this Agreement. Each Variable Unit shall be further characterized as either a Fixed/Mobile Unit or a Mobile/Mobile Unit as of the Effective Date. Such characterization shall also be reflected on Exhibit 2.2(E) and the appropriate schedule to the Master Equipment Lease as provided in Section 2.1.

           (C) Suspended Unit Pool. (1) Those Units having rolling four (4) month average Billings below the Lower Variable Unit Threshold, or (2) those Units which become completely idle after all End-User Customer Contracts served by that Unit have expired or otherwise have been terminated without renewal or replacement shall qualify as Suspended Units. The Suspended Unit Pool shall consist of all Units that are characterized as Suspended Units in accordance with the terms of this Agreement.

           (D) Rental Unit Pool. Those Units that are placed back in service from the Suspended Unit Pool pursuant to a Sublease (as defined in Section 2.3(B) below). The Rental Unit Pool shall consist of all Units that are characterized as Rental Units in accordance with the terms of this Agreement.

           (E) Unit Characterization.   The parties shall determine whether each
Unit will be characterized as a Fixed Unit, Variable Unit, Suspended Unit or Rental Unit as of the Effective Date and such characterization shall be set forth in Exhibit 2.2(E) attached hereto and reflected on the appropriate schedule to the Master Equipment Lease, as provided in Section 2.1 above. The characterization of a Unit as a Fixed Unit, Variable Unit, Suspended Unit or Rental Unit shall be effective as of the Effective Date. A Unit may be recharacterized at any time following the Effective Date until termination of this Agreement in accordance with the provisions of this Section 2. In the event a Unit is recharacterized in accordance with this Section 2 following the Effective Date but prior to the Closing Date, such recharacterization shall be reflected on Exhibit 2.2(E) in addition to the addendum signed by the parties pursuant to Section 2.3(C)(5) below.

     2.3   Changes in Unit Characterization.

           (A) Determination of Changes in Billings. Within the first ten (10) Business Days of each calendar month following the Effective Date, Maxum shall calculate the average Billings for the previous four (4) month period for each Unit that is not in the Suspended Unit Pool or Rental Unit Pool and determine whether any Fixed Unit's rolling four (4) month average Billings have decreased below the Upper Variable Unit Threshold or Lower Variable Unit Threshold, or whether any Variable Unit's rolling four (4) month average Billings have decreased below the Lower Variable Unit Threshold. If Maxum elects to have a particular Unit recharacterized as a result of such decrease as described in the preceding sentence, then Maxum shall provide written notice to GE as provided in
Section 2.3(C) below.

           (B) Rental Units. The parties acknowledge that during the term of this Agreement, Maxum may seek to enter into a sublease ("Sublease") with an End-User Customer or another Person pursuant to which the End-User Customer or other Person, rather than Maxum, will operate a particular Unit that is characterized as a Suspended Unit pursuant to this Agreement so that such Unit may be placed back in service. In the event that Maxum intends to enter into a Sublease with an End-User Customer or another Person with respect to a particular Suspended Unit and, therefore, have such Unit recharacterized as a Rental Unit pursuant to this Agreement, then Maxum shall provide written notice to GE as provided in Section 2.3(C)(3) below, along with a copy of the proposed Sublease that relates to the Suspended Unit that may be recharacterized as a Rental Unit. Notwithstanding any other provision contained in this Agreement to the contrary, a Rental Unit is not subject to recharacterization as a Variable Unit or a Suspended Unit pursuant to the terms of this Agreement as a result of the Billings with respect to such Rental Unit. Such Unit may only be recharacterized as a Suspended Unit as a result of the expiration or termination without renewal or replacement of the Sublease with respect to such Rental Unit as provided in Section 2.3(C)(3) below, the terms of which are approved by GE in accordance with Section 2.3(C)(3) below. Following such recharacterization as a Suspended Unit, such Unit may be placed back in service as a Fixed Unit, Variable Unit or as a Rental Unit in accordance with the terms of this Agreement.

           (C) Written Notice From Maxum Regarding Unit Recharacterization.

               (1) Maxum shall provide a written notice to GE notifying GE that a particular Fixed Unit qualifies for recharacterization as a Variable Unit or as a Suspended Unit or that a particular Variable Unit qualifies for recharacterization as a Suspended Unit. The written notice shall document, in a manner reasonably acceptable to GE, the information from which Maxum has determined that a particular Unit qualifies for recharacterization as provided above. Appropriate documentation may include, without limitation, a chronology of the information provided by Maxum to GE pursuant to Section 2.4 below detailing the previous four (4) months of Billings for a particular Unit, copies of all End-User Customer Contracts that have expired or otherwise have been terminated without renewal or replacement with respect to a particular Unit in the event that Unit qualifies for the Suspended Unit Pool pursuant to
Section 2.2(C)(2) above (including copies of any termination notices with respect to such contract(s)), and such other relevant information that would enable GE to confirm Maxum's determination. GE shall have the right to challenge Maxum's determination within ten (10) Business Days following receipt of such notice; provided, however, that GE may reasonably request additional information and shall have an additional period of ten (10) Business Days following GE's receipt of all such information to challenge Maxum's determination.

               (2) Maxum shall provide notice to GE in the event that Maxum desires for a particular Suspended Unit to be placed back in service as a Fixed Unit or as a Variable Unit. Recharacterization of such Suspended Unit as a Fixed Unit rather than as a Variable Unit shall be permitted by GE only if (i) such Suspended Unit has not been characterized at any time by the parties pursuant to this Agreement as a Variable Unit, (ii) Billings from the Suspended Unit are anticipated to exceed the Fixed Unit Payment with respect to such Unit (if the Unit was characterized as a Fixed Unit as of the Effective Date), as determined by GE in its sole discretion, and (iii) Billings from the Suspended Unit are anticipated to exceed the Pre-Restructuring Lease Payment with respect to such Unit (if the Unit was characterized as a Suspended Unit as of the Effective Date), as determined by GE in its sole discretion. Maxum shall provide GE with appropriate information and documentation as is necessary, in GE's reasonable discretion, to make such determination.

               (3) Maxum shall provide notice to GE in the event that Maxum desires for a particular Suspended Unit to be recharacterized and placed back in service as a Rental Unit. Recharacterization of such Suspended Unit as a Rental Unit shall be permitted by GE if (i) the terms of the Sublease to be entered into by Maxum with respect to such Unit are reasonably acceptable to GE, (ii) Maxum and GE negotiate a fixed monthly lease payment to be paid by Maxum with respect to such Unit for so long as such Unit is characterized as a Rental Unit, and (iii) Maxum and GE negotiate the term that the Unit will be characterized as a Rental Unit.

               (4) Maxum shall provide notice to GE in the event that Maxum desires to have a Rental Unit recharacterized as a Suspended Unit. Maxum shall further provide GE with a copy of the Sublease that has expired or otherwise been terminated without renewal or replacement (including copies of any termination notices with respect to such contract). Recharacterization of a Rental Unit as a Suspended Unit shall be permitted by GE if the Sublease with respect to such Unit expires or otherwise terminates without renewal or replacement.

               (5) Any challenge by GE to Maxum's determination that a Unit qualifies for recharacterization must be in writing and received by MHC within the time period herein stated; otherwise such right to challenge shall be automatically terminated. Any recharacterization of a Unit pursuant to this Agreement shall be reflected on an Addendum to the applicable schedule to the Master Equipment Lease that relates to such Unit, which Addendum shall be signed by the parties and set forth the information described in Section 2.1 above as of the effective date of the Addendum. Further, if a Unit is recharacterized as a Variable Unit, the Addendum shall further describe whether the Unit is a Fixed/Mobile Unit or a Mobile/Mobile Unit.

           (D) Effective Date of Unit Recharacterization. For purposes of this Agreement and the Master Equipment Lease, (i) if a Fixed Unit or a Variable Unit is recharacterized as a Suspended Unit, such recharacterization shall be effective on the date such Unit qualifies for recharacterization, (ii) if a Fixed Unit is recharacterized as a Variable Unit, such recharacterization shall be effective on the first day of the month in which the Unit qualifies for recharacterization, (iii) if a Suspended Unit is recharacterized as a Fixed Unit, Variable Unit or Rental Unit, such recharacterization shall be effective on the date such Suspended Unit is placed back in service or the effective date of the End-User Customer Contract or Sublease, as applicable, with respect thereto, whichever occurs first, and (iv) if a Rental Unit is recharacterized as a Suspended Unit, such recharacterization shall be effective on the date such Unit qualifies for recharacterization (which is the date the Sublease with respect to that Unit expires or otherwise terminates without renewal or replacement), in each case, however, subject to GE's right to challenge such recharacterization in accordance with Section 2.3(C) of this Agreement.

     2.4 Monthly Reports. On or before the tenth (10th) Business Day of each calendar month during the term of this Agreement, Maxum shall furnish GE with a detailed statement setting forth (1) the total Billings from each End-User Customer Contract attributable to the operation or use of the Unit covered thereby during the preceding calendar month, (2) commencing in November of 1993, an accounts receivable aging report for each End User Customer Contract as of the end of the preceding calendar month relating to the use or operation of the Unit covered thereby, and (3) a report identifying charges that have been written off with respect to (i) each Unit and (ii) each End-User Customer Contract, and such other information as GE may reasonably request from time to time.

     2.5   Lease Payments; Lease Terms.

           (A) Fixed Unit Lease Payments. The lease payment with respect to each Fixed Unit in the Fixed Unit Pool as of the Effective Date shall be the restructured lease payment set forth in Exhibit 2.5(A) ("Fixed Unit Payment"), and such additional amounts which may be payable by Maxum as a result of a change in Maxum's routes to End User Customers, as provided in Section 2.5(B)(5) below. The lease payment with respect to each Suspended Unit that is recharacterized as a Fixed Unit during the term of this Agreement shall be (i) the Fixed Unit Payment, if the Unit was characterized as a Fixed Unit as of the Effective Date, or (ii) the Pre-Restructuring Lease Payment, if the Unit was characterized as a Suspended Unit as of the Effective Date, and such additional amounts which may be payable by Maxum as a result of a change in Maxum's routes to End-User Customers, as provided in Section 2.5(B)(5) below. The Fixed Unit Payment amount with respect to each Fixed Unit shall be set forth in the appropriate schedule to the Master Equipment Lease, as provided in Section 2.1 above. The Fixed Unit Payment or Pre-Restructuring Lease Payment, as applicable, shall be due and payable by Maxum to GE monthly in advance on or before the first (1st) day of each month during the respective remaining lease term of each Fixed Unit, commencing on the Effective Date or the effective date of recharacterization, as applicable.

           (B) Variable Unit Lease Payments; Term.

               (1) Payment Amount. The Variable Unit Payment for each Variable Unit in the Variable Unit Pool shall be the sum of (1) the Minimum Lease Payment, and (2) an amount equal to forty percent (40%) of the Variable Unit's monthly Billings for the previous calendar month that are in excess of the sum of (a) the applicable Expense Ante for that Variable Unit, and (b) the Minimum Lease Payment. Notwithstanding the foregoing, if a Unit is characterized as a Fixed Unit but qualifies in a particular month for characterization as a Variable Unit or a Suspended Unit, Maxum shall have the option in that month to make lease payments in an amount equal to the applicable Fixed Unit Payment for such Unit (if such Unit was characterized as a Fixed Unit as of the Effective
Date), or the Pre-Restructuring Lease Payment (if such Unit was characterized as a Suspended Unit as of the Effective Date, as applicable), in which event that Unit shall continue to be characterized and treated under this Agreement and in the Master Equipment Lease as a Fixed Unit. However, except as provided in
Section 2.6 hereof, once Maxum has provided written notice to GE notifying GE that such Fixed Unit qualifies for recharacterization as a Variable Unit or a Suspended Unit and such Unit is recharacterized as a Variable Unit or a Suspended Unit in accordance with this Agreement, Maxum shall no longer have the option described immediately above to make the Fixed Unit Payment or Pre-Restructuring Lease Payment, as applicable, with respect to such Unit; provided, however, in the event Maxum notifies GE that a Fixed Unit qualifies as a Suspended Unit and such Unit is characterized as a Suspended Unit, Maxum shall have the right to have such Unit recharacterized as a Fixed Unit in accordance with Section 2.3(C)(2).

               (2)  Expense Antes.

                    (a) Two (2) expense antes ("Expense Antes") have been established by the parties with respect to the Variable Units as provided below which shall be applicable depending upon whether the Variable Unit is characterized as a Fixed/Mobile Unit or a Mobile/Mobile Unit. The Fixed/Mobile Unit Expense Ante shall be applicable to each Fixed/Mobile Unit, and the Mobile/Mobile Unit Expense Ante shall be applicable to each Mobile/Mobile Unit. Except as otherwise noted immediately below, each Expense Ante shall include (i) personnel compensation and benefits, fleet expenses (Mobile/Mobile Unit Expense Ante only), operating expenses, insurance and property taxes (collectively, "Variable Unit Expenses"), and (ii) the cost to provide maintenance and cryogens to each Variable Unit on a monthly basis, which for purposes of this Agreement shall be equal to the amount that GE would charge Maxum on a monthly basis to provide maintenance and cryogens with respect to magnetic resonance imaging equipment similar to the Variable Units pursuant to a National Account Service Contract (collectively, "Maintenance and Cryogens Costs").

                    (b) As of the Effective Date, the Fixed/Mobile Unit Expense Ante shall be an amount equal to Twenty-Eight Thousand Dollars ($28,000). Of such amount, Eighteen Thousand Dollars ($18,000) is attributable to Variable Unit Expenses and Ten Thousand Dollars ($10,000) is attributable to Maintenance and Cryogen Costs.

                    (c) As of the Effective Date, the Mobile/Mobile Unit Expense Ante shall be an amount equal to Thirty-Two Thousand Dollars ($32,000). Of such amount, Twenty-Two Thousand Dollars ($22,000) is attributable to Variable Unit Expenses and Ten Thousand Dollars ($10,000) is attributable to Maintenance and Cryogen Costs.

                    (d) The Fixed/Mobile Unit Expense Ante and the Mobile/Mobile Unit Expense Ante shall each be adjusted on an annual basis on June 1 of each year commencing on June 1, 1994, as follows: (x) the Variable Unit Expense component of each Expense Ante shall be increased by the percentage increase in the CPI; and (y) the Maintenance and Cryogens Cost component of each Expense Ante shall be increased by the increased monthly costs, if any, that GE would charge Maxum to provide maintenance and cryogens to magnetic resonance imaging equipment similar to the Variable Units during that year pursuant to a National Accounts Service Contract.

               (3) Time of Variable Unit Payments. The Minimum Lease Payment portion of the Variable Unit Payment shall be due and payable by Maxum to GE in advance on or before the first (1st) day of each month during the respective lease term for each Variable Unit, commencing on the Effective Date. The remaining portion of the Variable Unit Payment shall be due and payable by Maxum to GE in arrears on or before the tenth (10) Business Day of each month during the respective lease term for each Variable Unit, commencing with the month immediately following the Effective Date and continuing each month thereafter until on or before the tenth (10th) Business Day of the month immediately following the expiration or the earlier termination of the respective lease term for each Variable Unit.
               (4) Extension of Variable Unit Lease Terms. The lease term which is set forth in the applicable Equipment Lease for each Unit that qualifies and is characterized as a Variable Unit as of the Effective Date shall be extended for an additional five (5) month period from the end of such lease term. Such extension shall be reflected in the lease term set forth in appropriate schedule to the Master Equipment Lease. The lease term of each Unit that qualifies and is recharacterized as a Variable Unit during the Term of this Agreement shall be extended for an additional five (5) month period from the end of the lease term for each such Unit which is set forth in the applicable schedule to the Master Equipment Lease. The appropriate schedule to the Master Equipment lease shall be amended by the parties or an Addendum to such schedule shall be signed by the parties to reflect such extension.

               (5) Change in End-User Customer Routes. If one (1) or more End-User Customers which were being served by a Variable Unit are thereafter served by a Fixed Unit or by a Non-GE Unit (as defined below in Section 2.5(C)(2)) as a result of a change by Maxum in the route serving the End-User Customer, or otherwise, then GE shall be paid, in addition to the Fixed Unit Payment with respect to that Fixed Unit (if applicable), an amount equal to forty percent (40%) of the monthly Billings generated from those End-User Customers that were being served by a Variable Unit and are thereafter served by the Fixed Unit or a Non-GE Unit (as defined below), which amount shall be payable by Maxum to GE until such time as either (i) the Fixed Unit qualifies and is recharacterized as a Variable Unit, (ii) the End-User Customer Contract with respect to the End-User Customer that was being served by the Variable Unit, and is now being served by a Fixed Unit or a Non-GE Unit, expires or otherwise terminates without renewal or replacement, or (iii) the End-User Customer begins being served by a Variable Unit. Such payments shall be due and payable monthly in arrears on or before the tenth (10th) Business Day of each month for so long as such payments are required to be made as provided above. Notwithstanding the foregoing, such additional payment shall not be required in the event GE's written consent to the change in the route is obtained by Maxum, which consent may be withheld in GE's sole discretion.

           (C) Suspension of Lease Payments on Suspended Units; Term; Expenses.


               (1) Lease Payment Suspension. With respect to each Unit that qualifies as a Suspended Unit, Maxum shall have the option to either
(a) continue operating the Unit on its current route and make lease payments with respect to that Unit in an amount equal to the applicable Fixed Unit Payment, Pre-Restructuring Lease Payment or Variable Unit Payment for that Unit, in which event that Unit shall be characterized and treated under this Agreement and in the Master Equipment Lease as a Fixed Unit or a Variable Unit, as applicable or (b) suspend the lease payment applicable to that Unit and take the Unit out of service pursuant to Section 2.5(C)(2) below, in which event that Unit shall be recharacterized and treated under this Agreement and the Master Equipment Lease as a Suspended Unit following the delivery of the appropriate notices as provided in Section 2.3(C) above.

               (2) Suspended Units Taken Out of Service. With respect to any Suspended Unit that is taken out of service by Maxum, Maxum may, in its sole discretion, consolidate those
End-User Customers that were being served by a Suspended Unit with End-User Customers that are being served by either an existing Fixed Unit, an existing Variable Unit or an MRI unit that is obtained in any manner by Maxum from an entity other than GE ("Non-GE Unit"), or consolidate the End-User Customers that were being served by a Suspended Unit into one (1) or more new routes that would be served by one (1) or more of the Suspended Units (which Suspended Units shall be characterized as Variable Units for purposes of this Agreement); provided, however, that the Billings from the consolidation of the End-User Customers into one (1) or more new routes must be anticipated to exceed the Lower Variable Unit Threshold as determined by GE in its sole discretion. Maxum shall provide GE with appropriate information and documentation as is necessary, in GE's reasonable discretion, to make such determination. In addition, if one (1) or more End-User Customers which were being served by a Suspended Unit are thereafter served by a Fixed Unit or by a Non-GE Unit, GE shall be paid, in addition to the Fixed Unit Payment applicable to that Fixed Unit (if applicable), an amount equal to forty percent (40%) of the monthly Billings generated from those End-User Customers that were being served by a Suspended Unit and are thereafter served by the Fixed Unit or a Non-GE Unit, which amount shall be payable by Maxum to GE until such time as either (i) the Fixed Unit qualifies and is recharacterized as a Variable Unit, (ii) the End-User Customer Contract with respect to the End-User Customer that was being served by a Suspended Unit, and is now being served by a Fixed Unit or a Non-GE Unit, expires or otherwise terminates without renewal or replacement, (iii) the End-User Customer that was being served by a Non-GE Unit begins being served by a Variable Unit, or (iv) the Suspended Unit is placed back in service and the rolling four (4) month average Billings with respect to such Unit exceed Fifty Thousand Dollars ($50,000). Such payments shall be due and payable monthly in arrears on or before the tenth (10th) Business Day of each month for so long as such payments are required to be made as provided above. MHC and its First-Tier Subsidiaries shall jointly and severally indemnify and hold GE harmless from and against any and all claims, actions, costs and expenses (including without limitation reasonable attorneys' fees and court costs) that GE may incur or be subject to as a result of any action or claim initiated by an End-User Customer or any other person or entity arising out of, in connection with, or as a result of (1) a Suspended Unit being taken out of service, or (2) any breach of or default under any End-User Customer Contract.

               (3) Extension of Suspended Unit Lease Term. The respective lease terms of each Suspended Unit set forth in the applicable schedule to the Master Lease Agreement shall be extended at the end of such term by the same number of months such Suspended Unit remains in the Suspended Unit Pool.

               (4) Maintenance and Cryogen Costs on Suspended Units. Maxum agrees to continue to pay all maintenance costs and expenses necessary to maintain all Suspended Units in good working order and condition while such Suspended Units are in the Suspended Unit Pool; provided, however, that commencing the first full calendar month following the Closing Date and continuing whenever there are any Units in the Suspended Unit Pool, GE agrees either to (1) supply at GE's sole cost all cryogens for the Suspended Units, or
(2) reimburse Maxum for its actual costs to purchase such cryogens up to a maximum of One Thousand Five Hundred Dollars ($1,500) per Suspended Unit per month, at GE's sole option.

           (D) Rental Unit Lease Payments; Term.

               (1) Payment Amount. The lease payment with respect to each Rental Unit shall be a fixed monthly amount that is negotiated by the parties prior to the recharacterization of a Suspended Unit as a Rental Unit ("Rental Unit Payment"), as provided above in Section 2.3(C)(3). The Rental Unit Payment amount shall be set forth in an Addendum to be attached to the Master Equipment Lease as provided above in Section 2.3(C)(5). The Rental Unit Payment shall be due and payable by Maxum to GE monthly in advance on or before the first (1st) day of each month that the Unit is characterized as a Rental Unit, commencing on the first (1st) day of the first (1st) full calendar month following the effective date of recharacterization of a Suspended Unit as a Rental Unit. Notwithstanding the foregoing, any partial month that a Unit is characterized as a Rental Unit shall be prorated accordingly, including the month in which the Unit is recharacterized as a Rental Unit, if such Unit is recharacterized on any day other than the first (1st) day of the month.

               (2) Lease Term. The lease term of a Rental Unit shall be negotiated by the parties and set forth on an Addendum to the Master Equipment Lease that reflects the recharacterization of the Unit as a Rental Unit. As noted above in Section 2.3(C)(4), a Rental Unit may be recharacterized as a Suspended Unit following the expiration or earlier termination of the Sublease pertaining to the Unit. The remaining lease term of such Suspended Unit following recharacterization shall be equal to the remaining lease term of such Suspended Unit prior to recharacterization as a Rental Unit, as extended pursuant to Section 2.5(C)(3) above, less the period of time such Unit was characterized as a Rental Unit pursuant to this Agreement.

           (E) Lease Payments Following Unit Recharacterization. If a Unit is recharacterized from a Fixed Unit to a Variable Unit pursuant to Section 2.3(C) above, the maximum amount Maxum shall owe GE with respect to such Unit during the month that the Fixed Unit qualifies for recharacterization shall be the Variable Unit Payment amount that is payable with respect to such Unit during such month. If a Unit is recharacterized as a Suspended Unit pursuant to
Section 2.3(C) above, the lease payments with respect to such Suspended Unit shall be suspended commencing on the date that the Unit qualifies for recharacterization as a Suspended Unit, subject to GE's right to challenge said recharacterization pursuant to Section 2.3(C) above. In the event Maxum makes a Fixed Lease Payment, a Pre-Restructuring Lease Payment, a Minimum Lease Payment or a Rental Unit Payment with respect to a Unit to GE, and such payment is not required to be made pursuant to this Agreement as a result of recharacterization of that Unit, GE shall credit that lease payment amount or an appropriate portion of any such lease payment against the payments to be made by Maxum to GE in the following month.

           (F) Aggregate Interim Lease Payments. Notwithstanding any other terms and conditions contained in this Section 2.5 or in Section 2.7 to the contrary, the following terms shall be applicable with respect to lease payments payable to GE during the six (6) month period from October 1, 1993 through March 31, 1994 (the "Applicable Time Period"):

               (1) Maxum shall make aggregate monthly lease payments to GE for all Units leased by GE to Maxum pursuant to the Master Equipment Lease in an amount equal to Five Hundred Thousand Dollars ($500,000), which amount shall be due and payable on the first (1st) day of each calendar month during the Applicable Time Period, commencing October 1, 1993.

               (2) In the event that the aggregate monthly lease payments otherwise payable by Maxum to GE pursuant to Sections 2.5(A)-(C) above and
Section 2.7 below for all Units during the Applicable Time Period exceed Five Hundred Thousand Dollars ($500,000), payment of the amount that exceeds Five Hundred Thousand Dollars ($500,000) ("Monthly Deferral Amount") shall be deferred each month on the terms set forth in the "Deferral Note" described below. The Monthly Deferral Amount which may accrue each month during the Applicable Time Period shall be added as principal to the Deferral Note effective the first day of the month following the month when such Monthly Deferral Amount accrued pursuant to Section 2.5(A)-(C) above or Section 2.7 below, commencing November 1, 1993. The principal amount outstanding from time to time under the Deferral Note (as defined below) shall bear interest at a rate equal to eight and one-half percent (8.5%) per annum from November 1, 1993, or the maximum rate permitted by law, whichever is less, until paid and shall be payable over a sixty (60) month period commencing on November 1, 1993, as provided below.

                    The parties acknowledge that Maxum routinely prepares an internal financial report as of the end of each month that is entitled "13-Week Cash Forecast." Maxum shall continue to prepare such a report as of the end of each calendar month during the Applicable Time Period in the same manner as such reports were prepared prior to the Effective Date. A copy of such report shall be delivered by Maxum to GE on or before the tenth (10th) Business Day following the end of each calendar month during the Applicable Time Period and on or before the tenth (10th) Business Day of the calendar month following the last month in the Applicable Time Period.

                    Maxum shall pay to GE, in arrears, on or before the tenth
(10th) Business Day following the end of each calendar month during the Applicable Time Period and on or before the tenth (10th) Business Day of the calendar month following the last month in the Applicable Time Period, such portion or all of the then outstanding principal and accrued interest, if any, under the Deferral Note, but only to the extent that Maxum's actual "Cash and Cash Equivalents" as of the end of the immediately preceding calendar month as reflected in the 13-Week Cash Forecast exceeds Two Million Four Hundred Thousand Dollars ($2,400,000) ("Cash Flow Excess"). Accordingly, during the six (6) month period from November 1, 1993 through April 30, 1994, monthly payments of principal and interest under the Deferral Note shall be made in accordance with the preceding sentence. All remaining outstanding principal together with unpaid accrued interest thereon shall be due and payable in equal monthly installments, amortized over the remaining fifty-four (54) months of the Deferral Note term, commencing May, 1994, all as set forth in a promissory note ("Deferral Note") which shall be executed and delivered by Maxum to GE on Closing Date in the form attached hereto as Schedule 2.5(F).

                    Maxum shall deliver to GE on or before the tenth (10th) Business Day following the end of each month during the Applicable Time Period, such financial or other information reasonably requested by GE to confirm Maxum's determination of its 13-Week Cash Forecast. Further, GE shall have the right to directly or through an agent, examine, audit, inspect and copy the books, records and files kept and maintained by Maxum as well as any underlying documentation reasonably necessary for GE to confirm the accuracy of Maxum's 13-Week Cash Forecast in a particular month, in accordance with Section 5.1(E) below.

                    In the event that any such audit or examination discloses any discrepancies as reasonably determined by GE, the parties shall meet within five (5) days to attempt to resolve such discrepancies. Notwithstanding any provision to the contrary contained in this Agreement, in the event that any discrepancy cannot be resolved by the parties within twenty (20) days thereafter, a determination of the accuracy of such 13-Week Forecast shall be made by an independent certified public accountant selected by GE and acceptable to Maxum in its reasonable discretion ("GE's Accountant"); provided, however, Maxum reserves the right to protest findings made by GE's Accountant by providing written notice to GE within ten (10) Business Days following GE's delivery of notice to MHC regarding the results of the audit performed by GE's Accountant and thereafter obtaining, at Maxum's cost, an audit of the 13-Week Forecast from an independent certified public accountant selected by Maxum and acceptable to GE in its reasonable discretion ("Maxum's Accountant"). In the event that Maxum's Accountant determines, within thirty (30) days after delivery of the written protest to GE, that (i) there has been no underpayment to GE pursuant to the Deferral Note or (ii) there has been an underpayment under the Deferral Note of Fifteen Thousand Dollars ($15,000) or less, and GE disputes such results, then GE's Accountant and Maxum's Accountant shall select a third accountant ("Third Accountant") (or if they cannot agree, then a Third Accountant shall be selected by the parties, and if the parties cannot agree, then a Third Accountant shall be selected by an arbitrator that is selected by the Commercial Panel of the American Arbitration Association) to audit such 13-Week Forecast, at Maxum's expense, and the findings of such accountant shall be binding on the parties. If the findings of GE's Accountant are not challenged by Maxum within the time period specified above, then the findings of such accountant shall be binding on the parties.

                    The fees and expenses of GE's Accountant shall be borne by GE, unless as a result of any such audit, it is determined that there has been an underpayment by Maxum pursuant to the Deferral Note in excess of Fifteen Thousand Dollars ($15,000) in any month during the Applicable Time Period, in which event the fees and expenses of the accounting firm shall be borne by Maxum. Notwithstanding the foregoing, the fees and expenses incurred with respect to the audit performed by the Third Accountant shall be borne by GE if it determined by such Third Accountant that there has been an underpayment by Maxum under the Deferral Note of Fifteen Thousand Dollars ($15,000) or less. If it is determined as a result of the audit that is binding on the parties as provided above that there has been any underpayment to GE, then such underpayment shall be immediately due and payable by Maxum to GE.

                    GE waives all penalties and events of default arising during the Applicable Time Period pursuant to this Agreement and the Master Equipment Lease as a result of the nonpayment by Maxum of the Monthly Deferral Amount, however, GE does not waive any defaults under the Deferral Note pursuant to this
Section 2.5(F). The parties acknowledge that the Deferral Note to be delivered by Maxum to GE on the Closing Date will not establish a new debt from Maxum to GE but is intended to evidence GE's deferral of Maxum's obligation to pay those lease payments constituting the Monthly Deferral Amounts in accordance with the terms hereof and the Master Equipment Lease and to set forth the terms upon which such Monthly Deferral Amounts shall be paid to GE.

           (G) Joint Sales Calls. Maxum agrees to make joint sales calls with GE to attempt to place Suspended Units with an End-User Customer pursuant to a long term commitment that is acceptable to GE in GE's sole discretion.

           (H) Acquisition of Additional MRI Equipment. So long as any Units remain in the Suspended Unit Pool, neither MHC nor any of the First-Tier Subsidiaries shall purchase, lease or otherwise acquire any new or used MRI equipment from any person or entity until such time as each Suspended Unit either: (1) qualifies or is recharacterized as a Fixed Unit, Variable Unit or Rental Unit; (2) receives a System Upgrade pursuant to Section 2.6(A) below;
(3) is placed by Maxum with an End-User Customer pursuant to a long term commitment acceptable to GE in its reasonable discretion; or (4) is placed by GE with any other person or entity on terms acceptable to GE in its reasonable discretion. Notwithstanding anything in this Agreement to the contrary, in the event a Suspended Unit is going to be placed with an End-User Customer or with any other person or entity pursuant to Sections 2.5(H)(3) or (4) immediately above, GE shall have the option to have Maxum either (a) place the specific Suspended Unit with the End-User Customer or other person or entity, or
(b) require Maxum to substitute another like Unit leased by GE to Maxum for that Suspended Unit which would result in the placement of the substituted Unit with the End-User Customer or other person or entity. Upon placement of a Unit by GE pursuant to a contract arrangement between GE and an End-User Customer that previously contracted with Maxum, or another person or entity, Maxum's obligations to GE with respect to that Unit (whether under this Agreement, the Master Equipment Lease or otherwise) shall automatically terminate, except for such obligations that accrued but remain unperformed as of the date of such termination.

     2.6   Unit Upgrades.

           (A) System Upgrades. Maxum may request and obtain a System Upgrade on any Unit ("Upgraded Unit"), provided that GE determines that (1) Maxum has entered into one (1) or more long term End-User Customer Contracts with respect to the Upgraded Unit, and (2) GE, in its reasonable discretion, determines in writing that the Anchor End-User Customer Contract specified in Maxum's request and additional End-User Customer Contract(s), if any, will enable Maxum to make the Pre-Restructuring Lease Payment applicable to the Unit that was replaced ("Replaced Unit") by the Upgraded Unit for the entire lease term of the Upgraded Unit.

               Maxum shall return the Replaced Unit to GE at Maxum's sole cost and expense within ten (10) days of the date the Upgraded Unit is received by Maxum from GE. Further, the schedule to the Master Equipment Lease relating to the Replaced Unit shall be terminated effective as of the date the Replaced Unit is returned to GE ("Lease Termination"), whereupon all of Maxum's obligations (except those obligations that accrued but remain unperformed as of the termination date) with respect to the Replaced Unit (whether under this Agreement, the Master Equipment Lease or otherwise) shall automatically terminate. A new schedule shall be simultaneously executed by the parties and attached to the Master Equipment Lease that (1) describes the Upgraded Unit, (2) sets forth the monthly lease payment amount for such Upgraded Unit, which shall not be less than the Pre-Restructuring Lease Payment applicable to the Replaced Unit, (3) sets forth the lease term of the Upgraded Unit, as provided below, (4) describes the location where the Unit is operated, and (5) indicates which End-User Customer Contract applicable to the Upgraded Unit is the Anchor End-User Customer Contract. The Upgraded Unit shall be considered a Unit for purposes of this Agreement. The lease term of the Upgraded Unit shall be equal to (i) the remaining lease term for the Replaced Unit at the time of the Lease Termination, plus (ii) an additional period of months as determined by GE so that the additional cost to Maxum to obtain the System Upgrade will not increase the Pre-Restructuring Lease Payment applicable to the Replaced Unit.

               Notwithstanding any other provision in this Agreement to the contrary, the Upgraded Unit shall be characterized as a Fixed Unit and shall remain in the Fixed Unit Pool until such time as (1) the term of the Anchor End-User Customer Contract applicable to the Upgraded Unit expires in accordance with its terms (excluding an early termination by the parties or other early termination in accordance with the Anchor End-User Customer Contract for any reason other than as a result of (i) the institution of liquidation proceedings by or against the End-User Customer pursuant to applicable bankruptcy laws, which proceedings are not dismissed within thirty (30) days thereafter or
(ii) the End-User Customer otherwise ceasing to operate without a third party assuming the operations of the End-User Customer) without renewal or replacement, or (2) the last End-User Customer Contract applicable to the Upgraded Unit expires or is otherwise terminated without renewal or replacement, whichever occurs sooner; whereupon such Upgraded Unit will be subject to recharacterization in accordance with the terms of this Agreement. Maxum shall not amend the Anchor End-User Customer Contract to reduce the length of the term of such contract without the prior written consent of GE, which consent may be withheld in GE's sole discretion.

               Notwithstanding anything contained in this Section 2.6(A) to the contrary, the first five (5) System Upgrades requested and obtained by Maxum shall be provided with respect to the Units identified on Exhibit 2.6(A) attached hereto for which Maxum has "credited two-step upgrades" as more particularly described on Exhibit 2.6(A).

           (B) System Option Upgrades. Maxum may request and obtain a System Option Upgrade on any Unit in the Fixed Unit Pool or the Variable Unit Pool. A description of each System Option Upgrade and the lease terms for such upgrade shall be referenced on a new schedule that shall be executed by the parties and attached to the Master Equipment Lease. Such schedule shall have a term that is coterminous with the lease term for the Unit that receives the System Option Upgrade. The monthly payment amount for such System Option Upgrade shall be a monthly fixed amount which is equal to the cost of the System Option Upgrade amortized over the remaining lease term of the Unit that receives the System Option Upgrade. Notwithstanding any other provision in this Agreement to the contrary, all lease payments with respect to System Option Upgrades to a particular Unit shall be payable by Maxum notwithstanding whether the Unit that receives the System Option Upgrade is a Variable Unit or becomes a Suspended Unit.

     2.7 MRI for Doctors Hospital. Notwithstanding any other provision in this Section 2 to the contrary (except for Section 2.5(F)), the letter agreement dated October 22, 1992 between GE and MHSC, a copy of which is attached hereto as Exhibit 2.7, which letter agreement relates to GE's lease of the Unit described therein to MHSC pursuant to that certain Leaseline Agreement (GE Contract No. 8506128-001), dated October 22, 1992, shall remain in effect. If such Unit is returned by MHSC to GE in accordance with the terms of the letter agreement, Maxum shall simultaneously execute and deliver a promissory note ("Second Deferral Note") to GE in the applicable aggregate principal amount set forth in the amortization schedule attached hereto as Exhibit 2.7, based on the return date ("Return Date"), which amount remaining from time to time unpaid shall bear interest at a rate equal to nine and three fourths percent (9.75%) per annum, or the maximum rate permitted by law, whichever is less, and shall be payable in equal monthly installments of principal and interest over a sixty
(60) month period. If the Unit is not returned on the first day of the month, the Return Date for purposes of calculating the principal amount owning under the Second Deferral Note shall be the first day of the month in which the Unit is returned. The Second Deferral Note shall be in the form attached hereto as
Schedule 2.7. The parties acknowledge that the Second Deferral Note above does not establish a new debt from Maxum to GE but is intended to evidence Maxum's obligation to pay the remaining debt to GE with respect to the MRI unit described in the letter agreement and to set forth the terms upon which such payments shall be made to GE.

     2.8 Skip Lease Payments. GE hereby defers Maxum's obligation to make (1) the lease payments that are due and owing for the months of March, 1993 through May, 1993 under the Equipment Leases with respect to (a) those Units that are in the Suspended Unit Pool as of the Effective Date, (b) those Units that are anticipated to become Suspended Units as identified on Exhibit 2.8 attached hereto, which lease payments are in an aggregate amount equal to Nine Hundred Seventy-Six Thousand Six Hundred Eighty-Four Dollars and Twenty-Five Cents ($976,684.25), and (2) the lease payments that are due and owing for the month of June, 1993 with respect to all Units leased by GE to Maxum as of the Effective Date, which lease payments are in an aggregate amount equal to Eight Hundred Fifty Thousand Twelve Dollars and Two Cents ($850,012.02), for a total of One Million Eight Hundred Twenty-Six Thousand Six Hundred Ninety-Six Dollars and Twenty-Seven Cents ($1,826,696.27) (collectively, the "Skip Lease Payments"). GE waives all penalties and events of default arising prior to the Effective Date pursuant to the Equipment Leases as a result of the nonpayment by Maxum of the Skip Lease Payments but does not waive any defaults under the Third Deferral Note pursuant to this Section 2.8. The unpaid portion of the Skip Lease Payments shall bear interest at the rate of eight and one-half percent (8.5%) per annum, or the maximum rate permitted by law, whichever is less, and shall be payable over a sixty (60) month period commencing on the Effective Date, as follows: no principal or interest payments shall be payable by Maxum from the Effective Date through August 31, 1993, interest only payments in the amount of Thirteen Thousand Two Hundred Sixteen Dollars and One Cent ($13,216.01) shall be payable by Maxum from September 1, 1993 through February 28, 1994, payments in the amount of Fifteen Thousand Dollars ($15,000) shall be payable by Maxum from March 1, 1994 through December 31, 1994 and the remaining principal and interest shall be amortized and payable in equal monthly installments of Fifty-Two Thousand Seventy-Five Dollars and Nine Cents ($52,075.09) over the remaining forty-one (41) months of the term, as set forth in the promissory note (the "Third Deferral Note") which shall be executed and delivered by Maxum to GE on the Closing Date in the form attached hereto as
Schedule 2.8. Notwithstanding the foregoing, Maxum shall prepay the Third Deferral Note as required pursuant to Section 5.1(R) below. In the event of such prepayment, the monthly amount payable by Maxum from March 1, 1994 through December 31, 1994 shall be adjusted accordingly. The parties acknowledge that the Third Deferral Note to be delivered by Maxum to GE on the Closing Date does not establish a new debt from Maxum to GE but is intended to evidence GE's deferral of Maxum's obligation to make the above-referenced lease payments pursuant to the Equipment Leases and to set forth the terms upon which such deferred lease payments shall be made to GE.

     2.9 Warrant. On the Closing Date, MHC shall issue and deliver to GE its common stock purchase warrant (the "Warrant"), in the form attached hereto as
Schedule 2.9, to acquire seven hundred thousand (700,000) shares of its common stock, no par value, at an exercise price per share equal to Twenty-Five Cents ($0.25) above the closing market price of MHC's stock on the day immediately prior to the Closing Date. The Warrant shall be exercisable from time to time commencing on the second (2nd) anniversary of the Closing Date and ending at 5:00 p.m., New York time on the fifth (5th) anniversary of the Closing Date.

     2.10 Refinancing of GE Promissory Notes. GE and Maxum acknowledge that as part of the restructuring contemplated by this Agreement, GE shall cancel Maxum's obligations pursuant to the Promissory Notes dated December 18, 1992, GE Contract Number 8506285-003, and February 9, 1993, GE Contract Number 8506382-001, respectively, copies of which are attached hereto as Exhibit 2.10 and shall refinance such notes as of June 1, 1993 pursuant to the terms of the GE Promissory Notes in the forms attached hereto as Schedule 1.28, which promissory notes shall be in the aggregate principal amount of Four Hundred One Thousand Six Hundred Sixty-Seven Dollars and Ninety-Seven Cents ($401,667.97), GE Contract Number 8506285-004 and Five Hundred One Thousand Four Hundred Forty-Three Dollars and Forty-Three Cents ($501,443.43), GE Contract Number 8506382-002, respectively, and shall be delivered by Maxum to GE at Closing.

     2.11 Satisfaction/Prepayment of Loans. On the Closing Date GE shall loan Maxum an additional amount equal to Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) (Loan Proceeds"), which loan proceeds shall be used for the purpose of satisfying Maxum's obligations to Merrill Lynch Interfunding Inc., a Delaware corporation ("Merrill Lynch") pursuant to (i) that certain Amended and Restated Loan Agreement among MHSC, MHC and Merrill Lynch dated September 25, 1991, (ii) that certain Revolving Note dated September 25, 1991, (iii) that certain Interest Cap Note dated September 25, 1991, (iv) that certain Security Agreement among VHA Diagnostic Services, Inc. now known as Maxum Health Services Corp. and Merrill Lynch dated as of June 30, 1989, (v) that certain Pledge Agreement between MHSC and Merrill Lynch dated as of August, 1991, (vi) that certain Assignment of Life Insurance Policies as Collateral from MHC and MHSC to Merrill Lynch dated as of September 1991 and (vii) the Subordination Agreement (collectively, the "Merrill Lynch Documents"). MHC or MHSC shall further wire transfer an additional amount equal to Two Hundred Fifty Thousand Dollars ($250,000) to Merrill Lynch on the Closing Date. Upon satisfaction of the conditions set forth in Section 3.1 below, Maxum hereby directs GE to transfer and GE shall transfer the Loan Proceeds to Merrill Lynch on behalf of Maxum by wire transfer of funds to the account specified in writing by Merrill Lynch.
The outstanding principal amount shall bear interest at a rate equal to nine and one-half percent (9.5%) per annum or the maximum rate which is permitted by law, whichever is less, and shall be payable over a twelve (12) month period commencing on March 1, 1994 as follows: an interest only payment in an amount equal to Eleven Thousand Eight Hundred Seventy-Five Dollars ($11,875.00) shall be due and payable on March 1, 1994, interest only payments in an amount equal to Seventeen Thousand Eight Hundred Twelve Dollars and Fifty Cents ($17,812.50) shall be due and payable from April 1, 1994 through January 1, 1995, with a final payment of interest and all outstanding principal shall be due and payable on February 1, 1995, on the terms set forth in the Promissory Note ("Merrill/Highline Promissory Note") which shall be executed and delivered by Maxum to GE on the Closing Date in the form attached hereto as Schedule 2.11. Notwithstanding the foregoing, in the event there is any Cash Flow Excess remaining after the payment, if any, which is required to be made pursuant to the Deferral Note, such Cash Flow Excess shall be paid by Maxum to GE to reduce the outstanding principal balance under the Merrill/Highline Promissory Note. Further, Maxum shall prepay the Merrill/Highline Promissory Note as required pursuant to Section 5.1(R) below. In the event of any such prepayment, the amount of the interest only payment required to be made by Maxum pursuant to the Merrill/Highline Promissory Note shall be adjusted accordingly based on the then outstanding principal balance.

     2.12 Security Interest. To secure the performance of the Liabilities by MHC and the First-Tier Subsidiaries, MHC and the First-Tier Subsidiaries shall grant a first priority (except with respect to Collateral that is subject to a Permitted Lien) security interest to GE in the Collateral, free and clear of all Liens, except the Permitted Liens which are described in Exhibit 4.1(H) attached hereto, by executing and delivering to GE that certain security agreement (the "Security Agreement") in the form attached hereto as Schedule 2.12. Further, Maxum shall deliver to GE at Closing (i) UCC-1 financing statements to evidence GE's security interest in the Collateral to be filed in the forty-eight (48) states located in the continental United States, (ii) certificates of title with respect to all vehicles identified in Exhibit 2.12 attached hereto, except as provided in Exhibit 2.12 to the contrary and (iii) the original executed promissory note identified in Exhibit 4.1(H) and assignments to GE with respect thereto in a form reasonably acceptable to GE, subject to the provisions of
Section 5.1(M) below.

     2.13 One Obligation. All indebtedness, obligations and Liabilities of MHC and the First-Tier Subsidiaries to GE under this Agreement and as evidenced by the Scheduled Documents shall constitute one obligation secured by GE's Lien upon all Collateral and by all other Liens, security interests, claims and encumbrances heretofore, now, or at any time or times hereafter granted by MHC or any of its First-Tier Subsidiaries to GE. MHC and its First-Tier Subsidiaries agree that all of the rights of GE set forth in this Agreement shall apply to any modification of or supplement to this Agreement except as otherwise specifically provided in any such modification or supplement.

     2.14 Term. The provisions of this Agreement shall be in effect from the Effective Date until the Termination Date (the "Term"), unless terminated sooner in accordance with the provisions of this Agreement. Notwithstanding any provision in this Agreement to the contrary, MHC, the First-Tier Subsidiaries and GE expressly agree that the Deferral Note, the Second Deferral Note, the Third Deferral Note, the GE Promissory Notes and the Merrill/Highline Promissory Note shall be due and payable at any time any Liability of MHC or any of the First-Tier Subsidiaries to GE is accelerated or terminated (except by prepayment or final payment on the due date thereof) in accordance with this Agreement or any other agreement evidencing such Liability, as the case may be.

     2.15 Application of Payments and Collections. Upon the occurrence and during the continuance of any Default or Event of Default, MHC and the First-Tier Subsidiaries irrevocably waive the right to direct the application of any and all payments and collections at any time or times hereafter received by GE from or on behalf of MHC or any of the First-Tier Subsidiaries, and MHC and the First-Tier Subsidiaries irrevocably agree that GE shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by GE or its agents against the Liabilities then due in such manner as GE may deem advisable, notwithstanding any entry by GE upon any of its books and records.

3.   CONDITIONS PRECEDENT

     3.1 Conditions Precedent of GE to Closing. GE's obligation to close the transactions contemplated hereby and to perform its obligations as of the Closing Date shall be, at the option of GE, subject to satisfaction of each of the following conditions (which may be waived specifically in writing by GE in whole or in part) on or prior to the Closing Date:

           (A) Release and Settlement Agreement. MHC and certain of the Subsidiaries shall have executed and delivered a Release and Settlement Agreement in the form attached hereto as Schedule 3.1(A) (the "Release and Settlement Agreement") pursuant to which MHC and the Subsidiaries identified therein release any and all claims against GE except those involving equipment and maintenance problems not within their knowledge as of the Closing Date.

           (B) Obligations. All Liabilities of MHC and the Subsidiaries that have accrued as of the Closing Date shall have been satisfied in full by MHC and the Subsidiaries, except as otherwise specifically provided in this Agreement or in the Scheduled Documents.

           (C) Warranties True; Covenants Performed. Each of the representations and warranties made by MHC or any of the First-Tier Subsidiaries and set forth in this Agreement and the Exhibits and Schedules attached hereto or otherwise made in writing in connection herewith shall be true and correct in all material respects on and as of the Closing Date, and the covenants required by this Agreement to be performed and complied with by MHC and the First-Tier Subsidiaries as of the Closing Date shall have all been performed and complied with in all material respects.

           (D) MHC and Subsidiary Consents, Approvals and Authorizations. MHC and the First-Tier Subsidiaries shall have obtained all consents, approvals and authorizations of third parties necessary in connection with the valid execution, delivery and performance of this Agreement and the Scheduled Documents, excluding those consents that are not being obtained by Maxum as identified in Exhibit 4.1(F) attached hereto.

           (E) Signing and Delivery of Instruments. MHC and the First-Tier Subsidiaries shall have executed and delivered all documents and instruments required to be executed and/or delivered by them pursuant to the provisions of this Agreement, including, without limitation, all of the Scheduled Documents.

           (F) Unfavorable Action or Proceeding. Except as set forth in Exhibit 4.1(Q) attached hereto, on the Closing Date no action or proceeding shall be pending or threatened against MHC or any of the First-Tier Subsidiaries wherein an unfavorable judgment, decree or order would, in GE's reasonable opinion, prevent or make unfavorable the carrying out of this Agreement, would cause the transactions contemplated by this Agreement to be rescinded, or would have a Material Adverse Effect on MHC or any of the First-Tier Subsidiaries. In the event of the receipt of any communication from any Person or any other notice (a copy of which communication or notice shall be promptly delivered to GE) prior to the Closing Date, which communication or notice shall in the reasonable opinion of GE threaten such action or proceeding, GE may cancel this Agreement by giving written notice to MHC and shall thereupon be released from any and all liability related to this Agreement.

           (G) Opinion of Counsel. GE shall have received the favorable opinion of MHC's and the First-Tier Subsidiaries' counsel dated the Closing Date, in substantially the form attached hereto as Schedule 3.1(G).

           (H) Officer's Certificate. GE shall have received a certificate of the respective Senior Vice Presidents of MHC and the First-Tier Subsidiaries, dated as of the Closing Date, in the form attached hereto as Schedule 3.1(H), certifying to GE the accuracy of the representations and warranties set forth in this Agreement and compliance with MHC's and the First-Tier Subsidiaries' respective covenants set forth in this Agreement and the Scheduled Documents that are required to be performed on or prior to the Closing Date.

           (I) Certificate of Incumbency. GE shall have received a certificate of the respective corporate Secretaries of MHC and the First-Tier Subsidiaries dated as of the Closing Date, in the form attached hereto as Schedule 3.1(I), certifying to GE (1) that attached thereto is a true and complete copy of the respective Articles of Incorporation and Bylaws of MHC and the First-Tier Subsidiaries, respectively, as in effect on the date of such certification, (2) as to the incumbency and genuineness of the signature of the respective officers of MHC and the First-Tier Subsidiaries from the date hereof to the Closing Date and bearing the authentic signatures of all such officers who shall execute this Agreement and the Scheduled Documents, (3) as to the resolutions of the respective Boards of Directors of MHC and the First-Tier Subsidiaries authorizing the execution, delivery and performance of this Agreement and the Scheduled Documents, and (4) that such resolutions have not been amended or rescinded and remain in full force and effect as of the Closing Date.

           (J) Good Standing Certificates. GE shall have received copies of the respective Articles of Incorporation of MHC and the First-Tier Subsidiaries, including all amendments thereto, certified by the Secretary of State of their respective States of incorporation, and good standing certificates for each such corporation, issued by the Secretary of State of those States where they are qualified to do business as set forth in Exhibit 4.1(A) - Annex A-1.

           (K) Default. There shall exist no Default or Event of Default on the Closing Date under the Master Agreement.

           (L) Automatic Drafting. MHC and the First-Tier Subsidiaries shall have executed and delivered to GE an "Authorization Agreement for Pre-Arranged Payments (Debits)" ("Automatic Drafting Agreement") in the form attached hereto as Schedule 3.1(L) with respect to each account maintained by MHC or any of the First-Tier Subsidiaries and identified in Exhibit 3.1(L), whereby GE shall be authorized, upon the occurrence of an Event of Default under this Agreement, to debit such accounts in an aggregate amount equal to the payments due each month under this Agreement, the Master Equipment Lease, the Deferral Note, the Second Deferral Note, the Third Deferral Note, GE Promissory Notes and the Merrill/Highline Promissory Note, all as indicated in Exhibit 3.1(L) attached hereto.

           (M) Restructuring Other Obligations. MHC and the First-Tier Subsidiaries shall have restructured all of their respective outstanding obligations with other equipment leasing or financing companies or entities to create economically viable payment obligations in amounts that are acceptable to GE in its sole discretion.

           (N) Merrill Lynch Documents. GE shall have received (i) a fully executed copy of the Termination Agreement between Maxum and Merrill Lynch regarding the termination of the Merrill Lynch Documents which is in a form that is acceptable to GE in its sole discretion, (ii) fully executed UCC-2 or UCC-3 Termination Statements, as applicable, with respect to all UCC-1 Financing Statements filed by Merrill Lynch to evidence a security interest in any of Maxum's property, and (iii) written consent from National Union Fire Insurance Company of Pittsburgh, PA, MHC and the First-Tier Subsidiaries' carrier for officer's and director's liability insurance, to the terms of the Termination Agreement.

           (O) Highline Payment. MHC or MTS shall have wire transferred Two Hundred Fifty Thousand Dollars ($250,000) to Highline.

           (P) Termination of Subordination Agreement. GE shall have received a fully executed copy of the Agreement relating to Subordinated Indebtedness among Merrill Lynch, MTS, MHC, Highline and Xerox terminating that certain Subordination Agreement among Merrill Lynch, MTS, MHC and Highline executed as of August 26, 1989.

           (Q) GE Payment. GE shall have received Three Hundred Nineteen Thousand Five Hundred Nine Dollars and Forty-Three Cents ($319,509.43) from Maxum.

           (R) Collateral Agreements. GE shall have received fully executed copies of those certain Collateral Agreements which amend the respective security agreements between (i) Highline and MTS and (ii) Highline and MHSC in the forms attached hereto as Schedule 3.1(R).

4.   WARRANTIES AND REPRESENTATIONS OF MAXUM

     4.1 Warranties and Representations. MHC and the First-Tier Subsidiaries warrant and represent to GE that:

           (A) Existence and Qualification; Power; Good Standing. MHC and the First-Tier Subsidiaries are corporations duly organized and validly existing under the laws of their respective States of incorporation. MHC and the First-Tier Subsidiaries have the full corporate power and authority to own, lease and operate their respective properties and assets as presently owned, leased and operated, and to carry on their respective businesses as they are now being conducted. MHC and the First-Tier Subsidiaries are duly qualified and in good standing to do business in each jurisdiction in which the character of their respective properties or the character of their respective businesses requires such qualification or good standing, except as provided in Exhibit 4.1(A) - Annex A-2. Exhibit 4.1(A) sets forth (1) MHC's and the First-Tier Subsidiaries' respective chief executive offices, (2) MHC's and the First-Tier Subsidiaries' respective principal places of business, (3) a complete list of all jurisdictions in which MHC and each of the First-Tier Subsidiaries are qualified to do business, respectively, and (4) a complete list of all jurisdictions in which MHC or any First Tier Subsidiary (i) maintains an office, (ii) maintains a bank account, (iii) leases equipment, (iv) operates equipment, (v) contracts,
(vi) conducts business of any nature or (vii) employs personnel, respectively (collectively "Business Activities").

           (B) Authority; Binding Obligations. MHC and the First-Tier Subsidiaries have the requisite corporate power and authority, and have taken all necessary corporate and other actions, necessary to enter into, execute, deliver and perform this Agreement and all the Scheduled Documents, as applicable. This Agreement has been, and the Scheduled Documents as of the Closing Date will have been, duly executed and delivered by MHC and the First-Tier Subsidiaries, as applicable, and, upon due execution and delivery, will constitute the legal, valid and binding obligations of MHC and the First-Tier Subsidiaries enforceable against MHC or any of the First-Tier Subsidiaries, in accordance with their respective terms, subject as to enforcement only, to limitations imposed by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting creditors' rights generally.

           (C) Compliance with Laws/Agreements. The execution, delivery and performance by MHC and the First-Tier Subsidiaries of this Agreement shall not, by the lapse of time, the giving of notice, or otherwise, directly or indirectly
(1) to MHC's or any of the First-Tier Subsidiaries' knowledge, constitute a violation of any applicable law, rule or regulation presently in effect having applicability to MHC or any of the First-Tier Subsidiaries, (2) constitute a violation of any order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to MHC or any of the First-Tier Subsidiaries, (3) result in a default under or a breach of any provision contained in MHC's or any of the First-Tier Subsidiaries' respective Articles of Incorporation or Bylaws or, except as disclosed in Exhibit 4.1(C) attached hereto, to MHC's or any of the First-Tier Subsidiaries' knowledge, any indenture, loan, mortgage, lease, deed of trust, agreement relating to the borrowing of monies, instrument, document or any agreement to which MHC or any of the First-Tier Subsidiaries is now a party or by which it is bound, the violation or breach of which would in any of such cases have a Material Adverse Effect on MHC or any of the First-Tier Subsidiaries, or result in the creation or imposition of any material Lien, charge or encumbrance upon any of the Collateral (other than the Liens in favor of GE created by this Agreement and the Scheduled Documents). To MHC's or any of the First-Tier Subsidiaries' knowledge, as of the Closing Date, neither MHC nor any of the First-Tier Subsidiaries is a party to, or otherwise subject to, any provision contained in any instrument evidencing any Indebtedness of MHC or any of the First-Tier Subsidiaries, any agreement relating thereto, or any other contract or agreement (including its charter) that limits the amount of, or otherwise imposes restrictions on, the incurring of obligations by MHC or any of the First-Tier Subsidiaries that would have a Material Adverse Effect on the ability of MHC or any of the First-Tier Subsidiaries to perform its obligations hereunder or under any Scheduled Document.

           (D) Absence of Defaults. Neither MHC nor any of the First-Tier Subsidiaries has breached any material provisions of, or is in default in any material respect under the terms of, or has engaged in any activity which would cause revocation or suspension of, any governmental license, franchise, permit, or authorization, which would have a Material Adverse Effect on MHC and the First-Tier Subsidiaries on a consolidated basis, and, to MHC's or any of the First-Tier Subsidiaries' knowledge, no action or proceeding seeking or contemplating the revocation or suspension of any thereof is pending or threatened. Except as set forth in Exhibit 4.1(D) attached hereto, neither MHC nor any of the First-Tier Subsidiaries is in default, nor to MHC's or any of the First-Tier Subsidiaries' knowledge is any third party in default, under or with respect to any contract, agreement, lease or other instrument to which MHC or any of the First-Tier Subsidiaries is a party, except for any default that (either individually or collectively with other defaults arising out of the same event or events) would not have a Material Adverse Effect upon MHC or any of the First-Tier Subsidiaries. No Default or Event of Default under this Agreement has occurred and is continuing.

           (E) Licenses and Permits. MHC and the First-Tier Subsidiaries possess and are in good standing with respect to all licenses, franchises, permits and other authorizations materially necessary to continue to conduct their respective businesses as currently conducted.

           (F) Consents and Approvals. Except as set forth in Exhibit 4.1(F) attached hereto, no consent, approval, permit, waiver, authorization or other action of or by any (i) court, (ii) governmental entity, (iii) lender or (iv) third party nongovernmental Person or entity that contracts with MHC or any First-Tier Subsidiary, which contract or contract(s) with such third party provide for payments by MHC or any First-Tier Subsidiary of One Million Dollars ($1,000,000) or more in the aggregate pursuant to such contract(s) with such third party nongovernmental Person or entity, is required or will be necessary in connection with the execution, delivery or performance of this Agreement or any of the Scheduled Documents by MHC or any of the First-Tier Subsidiaries. MHC and the First-Tier Subsidiaries shall be responsible for and shall take any and all steps necessary, at their sole expense, to obtain all such consents, approvals and authorizations prior to the Closing Date (except as expressly provided in Exhibit 4.1(F)) and shall keep GE informed as to the status of obtaining such consents. All such consents, approvals and authorizations shall be approved as to form by GE.

           (G) Liabilities. MHC and the First-Tier Subsidiaries have no Indebtedness and have not guaranteed the obligations of any Person, except
(1) as shown in the financial statements delivered to GE by MHC and the First-Tier Subsidiaries, including all footnotes thereto or otherwise disclosed in
Exhibit 4.1(G) attached hereto, (2) trade payables arising in the ordinary course of its business since the date of the financial statements delivered to GE, and (3) money borrowed and other financial accommodations from GE. None of the guaranties identified in such financial statements or in Exhibit 4.1(g) are secured by any property or assets of MHC or any of the First-Tier Subsidiaries. No monies, securities or other property of MHC are in the possession of Picker Financial Group ("Picker") pursuant to the provisions of that certain Picker Financial Group Guaranty from MHC to Picker, dated October 6, 1992, except for a security deposit not in excess of Thirty-Seven Thousand Dollars ($37,000).

           (H) Title to Collateral; Liens; Location of Equipment; End-User Contracts. On the Closing Date, MHC and the First-Tier Subsidiaries will have good title to and ownership of the Collateral (other than the Units and other equipment leased by Maxum) that was acquired on or prior to the Closing Date and will, as of the date acquired, have good title to and ownership of Collateral (other than the Units and other equipment leased by Maxum) that is acquired by MHC or any Subsidiary after the Closing Date, free and clear of all Liens on Collateral consisting of (i) Receivables, (ii) equipment with an acquisition cost of Five Hundred Thousand Dollars ($500,000) or more and (iii) End-User Customer Contracts except those of GE and those set forth in Exhibit 4.1(H) attached hereto. The Merrill Lynch Documents include all of the agreements between Maxum and Merrill Lynch. To the best knowledge of Maxum, all UCC-1 Financing Statements filed by Merrill Lynch and currently of record in connection with the loan to Maxum pursuant to the Merrill Lynch Documents are identified in Exhibit 4.1(H). As of the date of this Agreement and the Closing Date, the Units, the Collateral and all related books and records, including computer programs, printouts and other computer materials are located or operated, as applicable, only at the locations set forth in Exhibit 4.1(H). All End-User Customer Contracts and the route of each Fixed Unit and Variable Unit as of the Effective Date and the Closing Date are described in Exhibit 4.1(H). Copies of all such End-User Customer Contracts have been previously provided by Maxum to GE. The promissory notes identified in Exhibit 4.1(H) are all of the promissory notes in which MHC or any First-Tier Subsidiary is a payee.

           (I) Burdensome Provisions; Disputes. To MHC's or any of the First-Tier Subsidiaries' knowledge, neither MHC nor any of the First-Tier Subsidiaries is (1) a party to any contract, agreement or other instrument or subject to any charge, corporate restriction, judgment, decree, or order that has or may have a Material Adverse Effect on MHC or any of the First-Tier Subsidiaries, (2) a party to any material labor dispute, (3) the subject of any material pending or threatened strikes or walkouts relating to any labor contract, and (4) a party to any collective bargaining agreement that is scheduled to expire during the Term. To MHC's or any of the First-Tier Subsidiaries' knowledge, neither MHC nor any of the First-Tier Subsidiaries is bound by any provision of any applicable law or governmental regulation, that has a Material Adverse Effect upon MHC or any of the First-Tier Subsidiaries.

           (J) Compliance with Laws. To MHC's or the First-Tier Subsidiaries' knowledge, MHC and the First-Tier Subsidiaries have materially complied with and are not in default in any material respect under any law, ordinance, requirement, regulation, order, writ, injunction, decree, determination or award applicable to their business, operations or properties, the noncompliance with which would have a Material Adverse Effect on MHC or any of the First-Tier Subsidiaries and MHC and the First-Tier Subsidiaries have not received any notice and are unaware of any claimed violation with respect to the foregoing.

           (K) Environmental Matters. To MHC's and any of the First-Tier Subsidiaries' knowledge, (1) neither MHC nor any of the First-Tier Subsidiaries or, to the actual knowledge of MHC or any Subsidiary without any investigation or inquiry whatsoever, any previous owner, tenant, occupant or user has generated, manufactured, released, discharged, stored, handled, transported or disposed of any Hazardous Materials, on, under, in or about the site of any real property owned or leased by MHC or any of the First-Tier Subsidiaries which could lead to the imposition on MHC or any of the First-Tier Subsidiaries of any liability, fines, costs, penalties, damages or expenses or the creation of any Lien on the assets of MHC or any of the First-Tier Subsidiaries under any applicable environmental law or under any similar applicable laws or regulations which would have a Material Adverse Effect on MHC or any of the First-Tier Subsidiaries; and (2) MHC's and any of the First-Tier Subsidiaries use of such real property materially complies with all applicable environmental laws and governmental regulations, including all applicable federal, state and local laws, ordinances and regulations pertaining to air and water quality, Hazardous Materials, waste disposal, or other environmental matters, including the Clean Water Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Resource Conservation Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, and the rules, regulations and ordinances of the city and county in which such property is located, the Environmental Protection Agency, and all other applicable federal, state, regional and local agencies and bureaus, where the failure to so comply would have a Material Adverse Effect either with respect to the value of such real property, with respect to MHC's or any of the First-Tier Subsidiaries' occupancy or use of such real property, or with respect to MHC or any of the First-Tier Subsidiaries.

           (L) Insurance. Set forth in Exhibit 4.1(L) attached hereto is a list of all insurance of any nature maintained by MHC or any of the First-Tier Subsidiaries including descriptions of the coverage, policy limits and deductibles with respect thereto. All such policies, unless otherwise specified, are in full force and effect and provide full replacement cost coverage for all Units leased by GE to MHC or any of the First-Tier Subsidiaries, unless such Units are required to be insured by GE in accordance with the term of the Master Equipment Lease or other written agreement between GE and MHC or any of the First-Tier Subsidiaries. There has not occurred any accident or loss or any other event known to MHC or any of the First-Tier Subsidiaries, other than those listed in Exhibit 4.1(L), that might reasonably be expected to result in (i) the cancellation or reduction of any insurance policies in effect, which cancellation would, individually or in the aggregate, materially diminish such insurance coverage, or (ii) any material premium adjustment with respect to any insurance policies identified in Exhibit 4.1(L).

           (M) Employees. To MHC's or any of the First-Tier Subsidiaries' knowledge, hours worked by and payment made to employees of MHC or any of the First-Tier Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters that would have a Material Adverse Effect upon MHC or any of the First-Tier Subsidiaries. To MHC's or any of the First-Tier Subsidiaries' knowledge, all payments due from MHC or any of the First-Tier Subsidiaries on account of employee health and welfare insurance that would have a Material Adverse Effect upon MHC or any of the First-Tier Subsidiaries if not paid has been paid or, if not due, accrued as a liability on the books of MHC or any of the First-Tier Subsidiaries, as applicable.

           (N) Joint Ventures. Except as set forth in Exhibit 4.1(O) attached hereto, neither MHC nor any of the Subsidiaries is engaged in any joint venture or partnership with any Person.

           (O) Subsidiaries and Affiliates. Neither MHC nor any First-Tier Subsidiary has any Subsidiaries or Affiliates except as set forth in Exhibit 4.1(O) attached hereto.

           (P) Financial Statements. The consolidated financial statements, interim financial statements and balance sheets of MHC and the First-Tier Subsidiaries as set forth in MHC's Form 10-Q filed with the Securities Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, for the quarterly period ended September 30, 1993, previously delivered by MHC to GE and required to be delivered by MHC to GE during the term of this Agreement under
Section 6.1: (1) are and will be true, complete and correct in all material respects, (2) present and will present fairly and accurately the financial condition of MHC and the First-Tier Subsidiaries, respectively, and the results of their respective operations at the dates and for the periods indicated, and
(3) have and will have been prepared in conformity with GAAP as modified by Regulation S-X, applied consistently for the periods specified, except that the interim financial statements need not contain any of the footnotes required to comply with GAAP. From and after December 31, 1992, MHC or any of the First-Tier Subsidiaries has not made any changes in its accounting methods or practices.

           (Q) Litigation or Claims. Except as set forth in Exhibit 4.1(Q) attached hereto (said matters set forth in Exhibit 4.1(Q) being collectively referred to herein as "Pending Litigation"), neither MHC nor any of the First-Tier Subsidiaries nor any of their properties, businesses or assets are engaged in or a party to or, to MHC's or any of the First-Tier Subsidiaries' knowledge, threatened with any suit, action, proceeding, inquiry, enforcement action, investigation, claim or demand or legal, administrative, arbitration or other method of settling disputes or disagreements, and does not know or have notice of any basis for any such action. Neither MHC nor any of the First-Tier Subsidiaries has received notice of any investigation, threatened or contemplated, by any federal or state governmental authority or agency, that remains unresolved. None of the Pending Litigation has created a Lien or a claim therefor against any of MHC's or any of the First-Tier Subsidiaries' Properties, including, without limitation, the Collateral. Set forth in Exhibit 4.1(Q) is a complete and accurate description of each outstanding order, writ, injunction or decree of any court, arbitrator, government or governmental agency against or affecting the Collateral. MHC and the First-Tier Subsidiaries have provided GE with complete and correct copies of all such orders, writs, injunctions and decrees, and will make available upon request, copies of all correspondence, reports, memoranda and files related thereto.

           (R) ERISA. Exhibit 4.1(R) attached hereto sets forth each and every Employee Pension Benefit Plan (as defined in Section 3(2) of ERISA ("Plan")) applicable to MHC's or any of the First-Tier Subsidiaries' employees. Except as set forth in Exhibit 4.1(R), to MHC's or any of the First-Tier Subsidiaries' knowledge: (1) MHC and the First-Tier Subsidiaries have fulfilled all of their obligations under the minimum funding standards of ERISA, and the IRC, with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the IRC with respect thereto, and has not incurred any liability to the Pension Benefit Guaranty Corporation or a Plan in connection with the termination of a Plan applicable to MHC's or any of the First-Tier Subsidiaries' employees under Title IV of ERISA, where such liability would have a Material Adverse Effect on the financial condition of MHC or any of the First-Tier Subsidiaries; (2) with respect to each Plan applicable to MHC's or any of the First-Tier Subsidiaries' employees, there have been no "prohibited transactions" (as defined in Section 4975(c) of the IRC and Section 406 of ERISA) or "reportable events" (as defined in Section 4043(b) of ERISA and the regulations thereunder); (3) each Plan applicable to MHC's or any of the First-Tier Subsidiaries' respective employees which is intended to be a qualified plan under Section 401(a) of the IRC has received a favorable determination letter from the Internal Revenue Service, and no withdrawal liability has been incurred by or asserted against MHC or any of the First-Tier Subsidiaries with respect to a withdrawal from any multi-employer pension plan applicable to MHC's or any of the First-Tier Subsidiaries' employees; (4) no proceedings have been instituted to terminate any Plan of MHC or any of the First-Tier Subsidiaries; (5) no condition exists that presents a material risk to MHC or any of the First-Tier Subsidiaries of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the IRC;
(6) no Lien imposed under the IRC or ERISA on the assets of MHC or any of the First-Tier Subsidiaries exists or is likely to arise on account of any Plan; and
(7) MHC or any of the First-Tier Subsidiaries may terminate contributions to any other employee benefit plans maintained by them without incurring any material liability to any Person interested therein.

           (S) Taxes. Except as set forth in Exhibit 4.1(S) attached hereto, all federal, state, county and other tax returns, reports and declarations of every nature (including, without limitation, income, employment, payroll, excise, property, sales and use taxes, unemployment contributions) required to be filed by or on behalf of, or with respect to MHC, the First-Tier Subsidiaries or any of their respective assets, including, without limitation, the Collateral, the non-filing of which would have a Material Adverse Effect on MHC and the First-Tier Subsidiaries on a consolidated basis, have been duly and timely filed, and will continue to be duly and timely filed (within the time periods required by law) by MHC and the First-Tier Subsidiaries, to MHC's or any of the First-Tier Subsidiaries' knowledge, all such returns or reports are, or will be at the time of filing, complete and accurate and in accordance with the tax laws applicable thereto and accurately reflect all such taxes, charges and assessments required to be paid by MHC or any of the First-Tier Subsidiaries for the periods covered thereby. No extension of time or requests therefor or waiver thereof, have been made or are presently pending or effective with respect to such reports, returns or taxes that will have a Material Adverse Effect on MHC or any of the First-Tier Subsidiaries. Except as set forth in
Exhibit 4.1(S) attached hereto, all taxes shown to be due and payable on such returns and reports and any deficiency, assessments, penalties and interest thereon have been paid. Except as set forth in Exhibit 4.1(S) attached hereto, all required tax estimates, deposits, prepayments and the like for current periods have been properly made. There are no tax liens on any of the Collateral and, to MHC's or any of the First-Tier Subsidiaries' knowledge, no basis exists for the imposition of any such liens. The accrual for taxes reflected in the balance sheets of MHC and the First-Tier Subsidiaries are in the aggregate adequate to cover any and all federal, state, local or foreign tax liabilities (whether or not disputed) of MHC or any of the First-Tier Subsidiaries for the period ended on the date thereof and all prior periods. Except as set forth in Exhibit 4.1(S) attached hereto, neither MHC nor any of the First-Tier Subsidiaries have any dispute with any taxing authority as to taxes owing or claimed to be owing by MHC or any of the First-Tier
Subsidiaries. Except as set forth in Exhibit 4.1(S) attached hereto, there is no unassessed tax deficiency proposed or, to MHC's or any of the First-
Tier Subsidiaries' knowledge, threatened against MHC or any of the First-
Tier Subsidiaries, and no action, proceeding or audit of any of MHC's or any of the First-Tier Subsidiaries' respective returns or reports by any governmental authority is pending or, to MHC's or any of the First-Tier Subsidiaries' knowledge, threatened by any governmental authority for assessment, reassessment or collection of any taxes or assessments affecting
MHC or any of the First-Tier Subsidiaries that will have a Material Adverse Effect on MHC or any of the First-Tier Subsidiaries.

           (T) Absence of Adverse Changes. Except as set forth on Exhibit 4.1(T) attached hereto, since December 31, 1992, there has not been any change, and MHC and the First-Tier Subsidiaries know of no fact, circumstance, event, occurrence, contingency or condition that might reasonably be expected to result in a change, whether or not in the ordinary course of business and whether or not covered by insurance, that has or, to MHC's or any of the First-Tier Subsidiaries' knowledge, will have a Material Adverse Effect on the working capital, financial condition, Property, assets, liabilities, Indebtedness, reserves, business, operations or prospects of MHC or any of the First-Tier Subsidiaries or the ability of MHC or any of the First-Tier Subsidiaries fully to perform this Agreement and the transactions contemplated hereby.

           (U) Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any person on behalf of MHC or any of the First-Tier Subsidiaries in such manner as to give rise to any claim against GE, MHC or any of the First-Tier Subsidiaries for any brokerage or finder's fee commission, fee or similar compensation.

           (V) Transfer for Value. MHC and the First-Tier Subsidiaries acknowledge that the financial accommodations granted by GE pursuant to this Agreement and the Scheduled Documents constitute reasonably equivalent value for the consideration delivered by MHC and the First-Tier Subsidiaries hereunder and under the Scheduled Documents.

           (W) Corporate Records. The corporate records and minute books of MHC and the First-Tier Subsidiaries accurately reflect all material actions taken by their respective stockholders, Boards of Directors or any committee thereof.

           (X) Monthly Reports. The monthly reports to be furnished by MHC and the First-Tier Subsidiaries to GE pursuant to Section 2.4 above shall be true, complete and correct in all material respects as of the end of the month reported on and shall represent fairly and accurately the detailed information required pursuant to Section 2.4 above.

           (Y) Remuneration. Exhibit 4.1(Y) attached hereto lists all employees of MHC or any of the First-Tier Subsidiaries whose aggregate direct remuneration (including bonuses) for 1992 equalled or exceeded Eighty Thousand Dollars ($80,000).

           (Z) Other Obligations. Neither MHC nor any Subsidiary has an outstanding obligation with any equipment leasing financing companies or entities except for those companies or entities identified on Exhibit 4.1(Z) attached hereto.

           (AA) No Untrue or Inaccurate Representations or Warranties. All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of MHC or any of the First-Tier Subsidiaries pursuant to or in connection with this Agreement or the other documents contemplated by this Agreement (including but not limited to any such statements made in or in connection with any amendment hereto) shall constitute representations and warranties made by MHC and the First-Tier Subsidiaries under this Agreement.
The representations and warranties of MHC and the First-Tier Subsidiaries contained in each Scheduled Document and each Exhibit or other written statement delivered pursuant to this Agreement, or in connection with the transactions contemplated hereby, are, as of the date when given, accurate, correct and complete, and do not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements and information contained therein not misleading.

     4.2 Knowledge of MHC and the First-Tier Subsidiaries. Each of the representations and warranties contained in this Section 4 which are not limited by the phrase "knowledge" shall be accurate, correct and complete in all material respects. Each of the representations and warranties contained in this
Section 4 which are made to the "knowledge" of MHC and the First-Tier Subsidiaries are made to the best knowledge and belief of MHC and the First-Tier Subsidiaries after due investigation of MHC's and the First-Tier Subsidiaries' respective assets, books of account and other corporate records by responsible officers of MHC and the First-Tier Subsidiaries, as applicable; provided, however, that if such investigation is not undertaken, MHC and the First-Tier Subsidiaries shall be held to such knowledge as would have been revealed pursuant to such an investigation.

     4.3 Survival of Warranties and Representations. All representations and warranties of MHC and the First-Tier Subsidiaries contained in this Agreement shall survive the execution, delivery and acceptance of this Agreement by the parties hereto and the consummation of the transactions described herein or related hereto and shall expire on the Termination Date.

5.   COVENANTS AND CONTINUING AGREEMENTS

     5.1 Affirmative Covenants. Unless GE shall otherwise consent in writing, MHC and the First-Tier Subsidiaries covenant that at all times during the Term:

           (A) Automatic Drafting. During the continuance of a Default or Event of Default pursuant to this Agreement, MHC and the First-Tier Subsidiaries shall adequately fund the accounts identified in the Automatic Drafting Agreement(s) as necessary to pay the Liabilities identified in Exhibit 3.1(L) when due and owing.

           (B) Payment of Indebtedness. Except as set forth in Exhibit 5.1(B) attached hereto, MHC and the First-Tier Subsidiaries shall pay and discharge or cause to be paid and discharged all of its Indebtedness, including the Liabilities, as and when due and payable or on demand, as the case may be, except for such Indebtedness that is reasonably being contested and disputed by MHC or any of the First-Tier Subsidiaries, provided that MHC or the Subsidiary, as applicable, shall have given GE written notice of said dispute and shall be diligently contesting the same in good faith in an appropriate forum and proceeding. If such disputed Indebtedness is in excess of One Hundred Thousand Dollars ($100,000) in the aggregate, at any time, MHC or the Subsidiary, as applicable, shall give GE such additional assurances as GE reasonably deems necessary under the circumstances. GE shall act in a commercially reasonable manner in enforcing its rights pursuant to this Section 5.1(B). Maxum shall give GE notice of the acceleration of any of the obligations of MHC or any First-Tier Subsidiary to any creditor if MHC or any First-Tier Subsidiaries' obligations to such creditor exceed One Hundred Thousand Dollars ($100,000) as a result of such acceleration.

           (C) Maintenance of Property. MHC and the First-Tier Subsidiaries shall, at their sole cost and expense, keep and maintain, insure (except to the extent insured by GE pursuant to the Master Equipment Lease) or preserve and protect their respective Property at any time owned or leased by them and useful or necessary for their respective businesses in good working order and condition, ordinary wear and tear excepted, and shall use reasonable efforts to not permit any waste of their respective Property. MHC and the First-Tier Subsidiaries shall notify GE promptly of any event or occurrence causing a material loss or decline in value of their respective Property and the estimated (or actual, if available) amount of such loss or decline.

           (D) Inspection Rights. MHC and the First-Tier Subsidiaries shall permit GE and its agents and representatives to enter upon MHC's or any of the First-Tier Subsidiaries' premises and shall use reasonable efforts to cause any lessee of the Collateral to permit GE and its agents and representatives to enter upon lessee's premises, and any location wherein the Collateral is located at any time during usual business hours upon at least three (3) Business Days prior written notice to MHC or any of the First-Tier Subsidiaries, as applicable, and such lessee, if applicable, exercisable as frequently as GE or any designated representative of GE may reasonably request (but in no event more often than once during each calendar quarter), for the purpose of inspecting the Collateral, all records, files and books of account of MHC or any of the First-Tier Subsidiaries related thereto (and to make extracts from such records, files and books of account at GE's expense), and the premises upon which any of the Collateral is located, and, verifying the value and condition of, or any other matter relating to the Collateral.

           (E) Audit Rights. MHC and the First-Tier Subsidiaries shall permit GE and its agents and representatives to enter upon MHC's or any of the First-Tier Subsidiaries' premises at any time during usual business hours upon at least three (3) Business Days prior written notice to MHC or the Subsidiary, as applicable, exercisable as frequently as GE or any designated representative of GE may reasonably request (but in no event more often than once during each calendar quarter), for the purpose of inspecting all records, files and books of account of MHC or any of the First-Tier Subsidiaries (and to make extracts from such records, files and books of account at GE's expense). All executive officers and other officers of MHC or any of the First-Tier Subsidiaries charged with knowledge of the financial condition of MHC or any of the First-Tier Subsidiaries shall make themselves available at all reasonable times to discuss, and provide all reasonable information requested by GE with respect to MHC's or any of the First-Tier Subsidiaries' respective businesses.

           (F) Compliance with Laws. MHC and the First-Tier Subsidiaries shall comply in a timely fashion with the requirements of all (1) federal, state and local laws, rules and regulations applicable to them, respectively, including those relating to ERISA, those regarding the collection, payment and deposit of sales, employees' income, unemployment and social security taxes and other charges, and those relating to environmental matters and health care matters, where the failure to so comply would have a Material Adverse Effect on MHC or any of the First-Tier Subsidiaries, and (2) orders of any governmental authority having jurisdiction over MHC or any of the First-Tier Subsidiaries, where the failure to so comply may have a Material Adverse Effect upon MHC or any of the First-Tier Subsidiaries, or affect MHC's or any of the First-Tier Subsidiaries' ability to perform its obligations under this Agreement and the Scheduled Documents, unless the same is being contested in good faith by appropriate proceedings and such contest shall operate to stay the Material Adverse Effect of any such noncompliance.

           (G) Compliance with Agreements. Except as set forth in Exhibit 5.1(G) attached hereto, MHC and the First-Tier Subsidiaries shall perform, within all required time periods (after giving effect to any applicable grace periods), all of their obligations and enforce all of their respective rights under each agreement to which they are a party, including any leases to which they are a party, where the failure to so perform and enforce would have a Material Adverse Effect upon MHC or any of the First-Tier Subsidiaries. Neither MHC nor any of the First-Tier Subsidiaries shall terminate or modify in any manner adverse to MHC or any of the First-Tier Subsidiaries any provision of any agreement or lease to which they are a party which termination or modification could reasonably be expected to have a Material Adverse Effect upon MHC or any of the First-Tier Subsidiaries or the Collateral.

           (H) Hazardous Materials Laws. MHC and the First-Tier Subsidiaries shall comply in all material respects with all laws governing Hazardous Materials and shall promptly advise GE in writing of (1) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted or threatened in writing pursuant to any applicable laws governing Hazardous Materials; (2) any and all claims made or threatened in writing by any third party against MHC or any of the First-Tier Subsidiaries or their respective real property relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials; and
(3) discovery by any officer or employee of MHC or any of the First-Tier Subsidiaries, respectively, of any occurrence or condition on any real property adjoining or in the vicinity of MHC's or any of the First-Tier Subsidiaries' respective real property that could reasonably be expected to cause MHC's or any of the First-Tier Subsidiaries' respective real property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of MHC's or any of the First-Tier Subsidiaries' respective real property under any laws governing Hazardous Materials.

           (I) Payment of Taxes. MHC and the First-Tier Subsidiaries shall prepare and file all tax returns and pay and discharge at or before their due date, all taxes, assessments and other similar governmental levies, charges, fees and imposts, all liabilities for judgments, assessments and other governmental charges and all other obligations for the payment of money owing to any governmental entity, which, if unpaid might become a Lien on any of the Property of MHC or any of the First-Tier Subsidiaries, except those being contested in good faith by appropriate proceedings if by reason of such nonpayment and contest no material item or portion of Property of MHC or any of the First-Tier Subsidiaries, including the Collateral, taken as a whole, is in jeopardy of being seized, levied upon or forfeited prior to judgment. MHC and the First-Tier Subsidiaries shall maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the foregoing obligations and liabilities.

           (J) Preserve Accuracy of Representations and Warranties. Unless agreed to in writing by GE or otherwise permitted by the terms of this Agreement or any of the Scheduled Documents, MHC and the First-Tier Subsidiaries shall refrain from any action or inaction that would render inaccurate any representation or warranty set forth in Sections 4.1(A), 4.1(C), 4.1(E), 4.1(H) (with respect to title to after-acquired Collateral) and 4.1(W) or any covenant contained in this Agreement. The parties acknowledge that the covenant set forth in this Section 5.1(J) requires the representations and warranties expressly identified above to be true and correct each day this Agreement remains in effect. This covenant shall not be construed to imply that all other representations and warranties in the Scheduled Documents are not required to be accurate and complete as of the date of this Agreement and the Closing Date.

           (K) Maintenance of Existence. MHC and the First-Tier Subsidiaries shall (1) preserve and maintain their separate respective corporate existences in the respective jurisdictions of their formation and all authorizations, rights, franchises, licenses, privileges, consents, approvals, orders, licenses, permits or registrations from any governmental agency that are necessary for the transaction of their respective businesses, except where the failure to so preserve and maintain would not have a Material Adverse Effect on MHC or any of the First-Tier Subsidiaries, and (2) qualify and remain qualified as a foreign corporation in each jurisdiction identified in Exhibit 4.1(A) above and in each other jurisdiction in which such qualification is or becomes necessary in view of their respective businesses or the ownership of MHC's or any of the First-Tier Subsidiaries' respective Property (qualification shall be deemed "necessary" for purposes of this Agreement if MHC or any First-Tier Subsidiary conducts any Business Activities in a particular state as described in Section 4.1(A) above). Without limiting the foregoing, (i) MHC shall qualify as a foreign corporation in the States of Maryland, Ohio and West Virginia, (ii) MHSC shall qualify as a foreign corporation in the States of Nebraska and Kansas,
(iii) MTS shall qualify as a foreign corporation in the States of Alabama, California and Mississippi and (iv) Quest shall qualify as a foreign corporation in the States of North Carolina, South Carolina and Ohio no later than forty-five (45) days following the Closing Date unless MHC or a First-Tier Subsidiary provides GE with a legal opinion from a law firm reasonably acceptable to GE that qualification in any such State is not necessary as a result of the activities of MHC or the applicable First-Tier Subsidiary in that State. Maxum shall proceed diligently following the Closing Date to take all action necessary for the entities identified in Exhibit 4.1(A) - Annex A-2 to be in good standing in the States identified in such Exhibit.

           (L) Accounting Methods; Books and Records of Account. MHC and the First-Tier Subsidiaries shall maintain their present customary system of accounting established and administered in accordance with GAAP and keep such books, records and accounts (which shall be true and complete in all material respects) with respect to their respective business activities in reasonable detail as necessary to permit preparation of financial statements in conformity with GAAP.

           (M) Further Assurances. In addition to the acts recited herein and contemplated to be performed, executed and/or delivered by MHC or any of the First-Tier Subsidiaries, MHC and the First-Tier Subsidiaries hereby agree, at any time, and from time to time, to perform, execute and deliver to GE upon request, in form and substance acceptable to GE, any and all such further acts, additional instruments, including supplemental documentation or further assurances as may be reasonably necessary or proper to (1) promptly implement the intent of the parties under this Agreement, (2) promptly correct any defect, error or omission which may be discovered in this Agreement or any Scheduled Document, and execute any and all additional documents as may be reasonably requested by GE to correct such defect, error or omission, or to identify any additional properties which are or become subject to this Agreement, (3) assure GE a valid Lien and security interest under this Agreement in accordance with
Section 2.12 above, (4) create, perfect, preserve, maintain and protect the Liens and security interests created or intended to be created pursuant to this Agreement, and (5) provide the rights and remedies to GE granted or provided for by this Agreement. MHC and the First-Tier Subsidiaries shall pay the costs of any recording or filing any of such documents if required in accordance with
Section 8.2 below. Upon the occurrence and during the continuance of an Event of Default, MHC and the First-Tier Subsidiaries hereby irrevocably make, constitute, and appoint GE (and all Persons designated by GE for that purpose) as MHC's and the First-Tier Subsidiaries' true and lawful agent and attorney-in-fact with power to sign the name of MHC or any of the First-Tier Subsidiaries, as appropriate, on any supplemental documentation and to deliver any supplemental documentation to such Persons as GE, in its sole discretion, may elect. MHC and the First-Tier Subsidiaries agree that a carbon, photographic, photostatic or other reproduction of this Agreement or of a Financing Statement is sufficient as a Financing Statement. Notwithstanding the foregoing provisions of this Section 5.1(M), GE shall act (i) in a commercially reasonable manner when exercising GE's rights pursuant to this Section 5.1(M), and (ii) only as may be necessary in GE's reasonable judgment to protect or preserve GE's rights under this Agreement and in the Scheduled Documents.

           Without limiting the generality of the foregoing, Maxum shall proceed diligently following the Closing to obtain a duplicate certificate of title with respect to that certain vehicle identified by serial number 1E9SE5748K1013009, which duplicate certificate shall show GE as the lienholder. Maxum shall deliver such duplicate original certificate of title as soon as it is received by Maxum or shall cause the appropriate state agency to deliver the duplicate original certificate of title directly to GE. Maxum shall further use its best reasonable efforts to cause William L. MacKnight ("MacKnight") to issue a new Promissory Note to MHC in the original principal amount of $110,625 on the same terms and conditions as set forth in the original Promissory Note issued by MacKnight to MHC on June 30, 1987, which efforts shall include MHC's agreement to deliver the Lost Promissory Note Affidavit and Indemnity Agreement to MacKnight in the form attached hereto as Schedule 5.2(M).

           (N) Insurance; Payment of Premiums. MHC and the First-Tier Subsidiaries shall, at their sole cost and expense, maintain in full force and effect the types of insurance coverages set forth on Exhibit 4.1(L).

           (O) Litigation. In the event any Pending Litigation shall result in a final judgment adverse to MHC or any of the First-Tier Subsidiaries, MHC and the First-Tier Subsidiaries shall promptly satisfy or bond-off such final judgment. Except as provided in Section 8.12(B) below, MHC and the First-Tier Subsidiaries shall jointly and severally indemnify and hold GE and its Affiliates harmless from any and all losses, claims, damages, costs, expenses (including court costs and reasonable attorneys' fees) and obligations (including, but not limited to, any loss of any right, title or interest of GE in or to the Collateral) arising out of or related to, directly or indirectly, any litigation, or the claim of any third party for alleged liabilities or obligations of MHC or any of the First-Tier Subsidiaries arising out of transactions or events affecting the Collateral; provided, however, that if GE or any of its Affiliates intervene in such action, MHC and the First-Tier Subsidiaries shall not be liable to GE or any of its Affiliates for any expenses incurred by GE or any of its Affiliates, which for purposes of this
Section 5.1(O) shall include attorneys' fees or court costs incurred by GE or any of its Affiliates but shall not include any damages or other losses incurred by GE or any of its Affiliates in connection with such litigation. MHC and the First-Tier Subsidiaries shall not be liable to GE or its Affiliates for any losses, claims, damages, costs, expenses and obligations which are caused by the gross negligence, willful misconduct or other activities of GE as described in
Section 8.12(B) below.

           (P) Monthly Reports. MHC and the First-Tier Subsidiaries shall maintain and deliver to GE on a timely basis in accordance with this Agreement the monthly reports described in Section 2.4 above.

           (Q) Customer Contracts Entered Into After Closing Date. In the event that Maxum enters any contracts following the Closing Date for use of equipment
(i) that is leased by Maxum from GE, (ii) that is financed by GE or leased from GE pursuant to installment sales agreements, capital leases or other financing methods or (iii) that is or will be after it is acquired subject to GE's first priority security interest then (a) Maxum shall require that such contract with a hospital or other facility or entity that uses such equipment ("Customer") expressly provide that (x) the contract is assignable to GE, and (y) the Customer acknowledges and consents to GE's security interest in the contract, and (b) such contract shall be entered into by MHSC and the Customer. Maxum shall promptly provide a copy of such Customer Contracts to GE.

           (R) Required Prepayments. Maxum shall use no less than fifty percent (50%) of the proceeds, net of reasonable selling expenses, from the sale of any of the equipment or other property described in Exhibit 5.2(N) attached hereto, for the purpose of prepaying first the outstanding principal amount under the Merrill/Highline Promissory Note and then the outstanding principal amount under the Third Deferral Note.

     5.2 Negative Covenants. Without GE's prior written consent, which consent may be withheld in GE's sole discretion (except as otherwise expressly provided in Section 5.6 below to the contrary), MHC and the First-Tier Subsidiaries covenant as follows:

           (A) Mergers. Except as set forth in Exhibit 5.2(A) attached hereto, neither MHC nor any of the First-Tier Subsidiaries shall, directly or indirectly, by operation of law or otherwise, reorganize, merge or consolidate or otherwise combine with any Person.

           (B) Investments and Acquisitions. Neither MHC nor any of the First-Tier Subsidiaries shall create, form or otherwise acquire any other Subsidiaries (unless such Subsidiaries are separate and separately funded). Neither MHC nor any of the First-Tier Subsidiaries shall make any loan or advances of money to any Person or any investment, directly or indirectly (by way of transfer of Property, contributions to capital, purchase of stock or securities or evidences of Indebtedness, acquisition of the business or assets, or otherwise), in any Person in amounts exceeding Two Hundred Thousand Dollars ($200,000) in any single transaction or series of related transactions or One Million Dollars ($1,000,000) in the aggregate during any fiscal year of MHC. Requests by MHC or any of the First-Tier Subsidiaries to take any action that is prohibited by this
Section 5.2(B) shall comply with Section 5.6 below and shall be approved or disapproved by GE in accordance with Section 5.6 below within ten (10) Business Days following GE's receipt of MHC's or any of the First-Tier Subsidiaries request for consent. The parties acknowledge that this Section 5.2(B) shall not restrict or limit activities permitted by the terms of Sections 5.2(H) and (I) below.

           (C) Distributions. Neither MHC nor any of the First-Tier Subsidiaries shall make any Distributions. Requests by MHC or any of the First-Tier Subsidiaries to take any action that is prohibited by this Section 5.2(C) shall comply with Section 5.6 below and shall be approved or disapproved by GE in accordance with Section 5.6 below within ten (10) Business Days following GE's receipt of MHC's or any of the First-Tier Subsidiaries' request for consent.

           (D) Subordinated Obligations. Except as set forth in Exhibit 5.2(D) attached hereto, neither MHC nor any of the First-Tier Subsidiaries shall voluntarily prepay any principal (including the making of any sinking fund payment), interest or any other amount in respect of (1) any obligations that are subordinate to MHC's or any of the First-Tier Subsidiaries' obligations to GE, or (2) any other obligations.

           (E) ERISA. Neither MHC nor any of the First-Tier Subsidiaries shall at any time, maintain, be obligated or become obligated to contribute on behalf of its employees to, any Plan, other than (1) Plans disclosed in Exhibit 4.1(R),
(2) Plans created to replace those Plans disclosed in Exhibit 4.1(R), as notified by MHC or any of the First-Tier Subsidiaries to GE, and (3) Plans to which MHC or any of the First-Tier Subsidiaries becomes obligated to contribute pursuant to the terms of a collective bargaining agreement. Neither MHC nor any of the First-Tier Subsidiaries shall at any time, permit any Plan described in the Exhibit 4.1(R) to fail to comply with ERISA or other applicable laws in any respect if such failure would have a Material Adverse Effect on MHC or any of the First-Tier Subsidiaries. Neither MHC nor any of the First-Tier Subsidiaries shall at any time, permit any Plan maintained by any of them, to: (1) engage in any non-exempt "prohibited transaction," as such term is defined in Section 4975 of the IRC; (2) incur any material "accumulated funding deficiency," as that term is defined in Section 302 of ERISA; or (3) suffer a termination event to occur which may reasonably be expected to result in (a) liability of MHC or any of the First-Tier Subsidiaries to the Plan that may reasonably be expected to have a Material Adverse Effect on MHC or any of the First-Tier Subsidiaries, or
(b) the imposition of a Lien on the Collateral pursuant to Section 4068 of ERISA.

           (F) Amendments. Except as set forth in Exhibit 5.2(F) attached hereto, neither MHC nor any of the First-Tier Subsidiaries shall amend any provision of any obligation that is subordinate to MHC's or any of the First-Tier Subsidiaries' obligations to GE or any other obligation, if such amendment would (1) affect any of the subordination provisions thereof, (2) advance the date of any required payment or prepayment thereunder, (3) make any covenant therein more burdensome to MHC or any of the First-Tier Subsidiaries, (4) reduce any default or grace period therein provided, or (5) otherwise have a Material Adverse Effect on the interests of GE.

           (G) Increase in Salaries. Neither MHC nor any of the First-Tier Subsidiaries shall in any fiscal year of MHC increase the aggregate salaries of its officers, directors and managers by an aggregate amount exceeding twenty percent (20%) of the aggregate salaries paid to its officers, directors and managers during its immediately preceding fiscal year. Requests by MHC or any of the First-Tier Subsidiaries to take any action that is prohibited by this
Section 5.2(G) shall comply with Section 5.6 below and shall be approved or disapproved by GE in accordance with Section 5.6 below within ten (10) Business Days following GE's receipt of MHC's or any of the First-Tier Subsidiaries' request for consent.

           (H) Capital Expenditures. Neither MHC nor any of the First-Tier Subsidiaries shall make capital expenditures (including expenditures for capitalized leases but excluding expenditures for routine repairs and replacements) in excess of Two Hundred Thousand Dollars ($200,000) in any single transaction or series of related transactions or One Million Dollars ($1,000,000) in the aggregate during any fiscal year of MHC. Requests by MHC or any of the First-Tier Subsidiaries to take any action that is prohibited by this
Section 5.2(H) shall comply with Section 5.6 below and shall be approved or disapproved by GE in accordance with Section 5.6 below within ten (10) Business Days following GE's receipt of MHC's or any of the First-Tier Subsidiaries' request for consent. Capital expenditures following the Closing Date for equipment with an acquisition cost in excess of Fifty-Thousand Dollars ($50,000) shall be made by MHSC and not MHC, any other First-Tier Subsidiaries or any other Subsidiary.

           (I) Operating Leases. Except as set forth on Exhibit 5.2(I) attached hereto or otherwise in the ordinary course of business, neither MHC nor any of the First-Tier Subsidiaries shall become the lessee under any operating lease if the aggregate payments thereunder during any fiscal year of MHC exceed One Hundred Thousand Dollars ($100,000). Requests by MHC or any of the First-Tier Subsidiaries to take any action that is prohibited by this Section 5.2(I) shall comply with Section 5.6 below and shall be approved or disapproved by GE in accordance with Section 5.6 below within ten (10) Business Days following GE's receipt of MHC's or any of the First-Tier Subsidiaries' request for consent.

           (J) Transactions with Affiliates. Except as specifically permitted in this Agreement, neither MHC nor any of the First-Tier Subsidiaries shall enter into, or be a party to, any transaction with any of MHC's or any of the First-Tier Subsidiaries' respective officers, directors, employees, or Affiliates of MHC or any of the First-Tier Subsidiaries, except for normal employment arrangements and benefit programs on reasonable terms and no less favorable to MHC or any of the First-Tier Subsidiaries than would obtain in a comparable arm's length transaction with a Person not an officer, director, employee or Affiliate of MHC or any of the First-Tier Subsidiaries; provided, however, that MHC may issue common stock to capitalize any of its wholly-owned First-Tier Subsidiaries. Requests by MHC or any of the First-Tier Subsidiaries to take any action that is prohibited by this Section 5.2(J) shall comply with
Section 5.6 below and shall be approved or disapproved by GE in accordance with
Section 5.6 below within ten (10) Business Days following GE's receipt of MHC's or any of the First-Tier Subsidiaries' request for consent.

           (K) Adverse Agreements. Neither MHC nor any of the First-Tier Subsidiaries shall enter into any transaction that is reasonably likely to have a Material Adverse Effect on the Collateral or MHC's or any of the First-Tier Subsidiaries' ability to repay Indebtedness.

           (L) Liens; Negative Pledges; Sales and Leasebacks. Except for those Liens (1) which are Permitted Liens as identified in Exhibit 4.1(H),
(2) expressly permitted in this Agreement, or (3) created pursuant to this Agreement, neither MHC nor any of the First-Tier Subsidiaries shall create, permit or suffer to exist, and MHC and the First-Tier Subsidiaries shall defend the Collateral against and take such other action as is necessary to remove, any Lien of any nature on the Collateral, whether now owned or hereafter acquired, and MHC and the First-Tier Subsidiaries shall defend the right, title and interest of GE in and to any of MHC's or any of the First-Tier Subsidiaries' rights to the Collateral against the claims and demands of all Persons whomsoever.

           (M) Indebtedness. Except for (i) Indebtedness outstanding on the Effective Date, (ii) the Liabilities, (iii) liabilities for taxes, assessments, governmental charges or levies which are not yet due and payable or which are being contested in accordance with the terms of this Agreement, (iv) endorsements of negotiable instruments for collection in the ordinary course of business and (v) reimbursement obligations under bonds required to be obtained under the terms of this Agreement, neither MHC nor any of the First-Tier Subsidiaries shall create, incur, assume, permit to exist or guarantee more than Two Hundred Thousand Dollars ($200,000) of Indebtedness in any single transaction or series of related transactions or One Million Dollars ($1,000,000) of Indebtedness in the aggregate during any fiscal year of MHC. Notwithstanding the foregoing, Maxum expressly agrees that it shall not (i) request or obtain any additional funds from Highline pursuant to that certain Loan and Security Agreement entered into as of May 18, 1989 between Highline and MTS, or otherwise, or (ii) take any action which would result in an increase or material change in the potential liability of MHC or any First-Tier Subsidiary as of the Closing Date pursuant to the guaranties identified in Exhibit 4.1(G), including, without limitation, assigning or subleasing any lease that is guaranteed pursuant thereto to any third party, without the prior written consent of GE, which may be withheld in its sole discretion. Further, Maxum shall not restructure its outstanding obligations to Highline as of the Closing Date without the prior written consent of GE; provided, however, that (i) if the terms of such restructuring are on substantially the same terms as set forth in the term sheet attached hereto as Exhibit 5.2(M) with no material modifications thereto which could have a Material Adverse Effect on Maxum, and (ii) following the restructure, the obligations of Maxum to Highline, XCC and/or their successors or assigns are only comprised of those obligations generally described in the Highline Term Sheet, which shall replace and/or subsume (e.g., pursuant to a modification and extension) all of the outstanding obligations of Maxum pursuant to the Highline Documents, GE's prior written consent to the restructuring transaction between Highline and MHC shall not be required. MHC shall provide GE with copies of all documents to be executed in connection with the Highline restructuring at least five (5) business days prior to their execution by MHC. Requests by MHC or any of the First-Tier Subsidiaries to take any action that is prohibited by this Section 5.2(M) shall comply with
Section 5.6 below and shall be approved or disapproved by GE in accordance with
Section 5.6 below within ten (10) Business Days following GE's receipt of MHC's or any of the First-Tier Subsidiaries' request for consent.

           (N) Disposition of Property.  Except for the Property identified on
Exhibit 5.2(N) attached hereto which may be sold or transferred by MHC or the First-Tier Subsidiaries without GE's prior written consent, neither MHC nor any of the First-Tier Subsidiaries shall make any Disposition of their respective Property, whether now owned or hereafter acquired, which exceeds Fifty Thousand Dollars ($50,000) in any single transaction or series of related transactions or One Million Dollars ($1,000,000) in the aggregate during any fiscal year of MHC. Notwithstanding the foregoing, neither MHC nor any of the First-Tier Subsidiaries shall make any Disposition of accounts receivable. Requests by MHC and the First-Tier Subsidiaries to take any action that is prohibited by this
Section 5.2(N) shall comply with Section 5.6 below and shall be approved or disapproved by GE in accordance with Section 5.6 below within ten (10) Business Days following GE's receipt of MHC's or any of the First-Tier Subsidiaries' request for consent. MHC or the First-Tier Subsidiaries, as applicable, shall give GE notice of the sale of any Property identified in Exhibit 5.2(N).

           (O) Change in the Nature or Conduct of Business. Neither MHC nor any of the First-Tier Subsidiaries shall change the nature of their respective businesses as conducted as of the Effective Date or engage in any businesses other than the types of business in which they are engaged as of the Effective Date without GE's prior written consent; provided, however, that the introduction of additional products or services within or related to such lines of business shall not be construed to be a new line of business.

           (P) Location of Units and Collateral; Books of Account. All of the Units and Collateral are, as of the Effective Date, located or used and operated solely at the locations set forth in Exhibit 4.1(H), as applicable.
Exhibit 4.1(H) shall be updated by the parties prior to the Closing Date to reflect any change in the location where any of such Collateral was located, used or operated as of the Effective Date and the location of any Collateral acquired following the Effective Date and before the Closing Date. Neither MHC nor any of the First-Tier Subsidiaries nor any End User Customer shall operate any Unit or keep any Collateral or any such books and records at any other location following the Closing Date unless: (1) MHC or any of the First-Tier Subsidiaries shall have given GE written notice of such removal and the new location of such Unit, Collateral or such books and records, as applicable, within ten (10) Business Days after its removal; (2) such other location is within the continental United States of America; and (3) if such other location is in a different state, Maxum has executed and delivered a UCC-1 Financing Statement giving notice of GE's ownership rights in such Unit to be filed by GE.

           (Q) Security Interests in Future Entities. Neither MHC nor any of the First-Tier Subsidiaries shall form or create any joint venture or partnership after the Effective Date unless (1) GE is granted a first priority security interest in MHC's or the First-Tier Subsidiaries', as applicable, respective interest in such joint venture or partnership and any distributions to MHC or the First-Tier Subsidiaries from such joint venture or partnership, and (2) GE consents to the formation or creation of such joint venture or partnership without the granting of such security interest.

           (R) Capital Structure. Except as disclosed in Exhibit 5.2(A) attached hereto, neither MHC nor any of the First-Tier Subsidiaries shall make any material change in (i) their respective capital structures, including the issuance of any of their respective Stock, except (a) MHC's issuance of Stock to GE pursuant to the terms of the Warrant, (b) MHC's issuance of a common stock pursuant to a public offering, and (c) MHC's issuance of stock to Highline pursuant to the terms of a common stock purchase warrant to acquire no more than two hundred thousand (200,000) shares of MHC's common stock, no par value at an exercise price to be determined by MHC. Requests by MHC or any of the First-Tier Subsidiaries to take any action that is prohibited by this Section 5.2(R) shall comply with Section 5.6 below and shall be approved or disapproved by GE in accordance with Section 5.6 below within ten (10) Business Days following GE's receipt of MHC's or any of the First-Tier Subsidiaries' request for consent.

           (S) End-User Customer Contracts. Maxum shall not reduce, cancel, compromise, extend, lessen, set-off against or defer the payments or other obligations of the
End-User Customer pursuant to the End-User Customer Contracts without the prior written consent of GE, which consent may be withheld by GE in its sole discretion.

     5.3 Payment of Charges. Except as otherwise provided in Section 5.4 below or elsewhere in this Agreement and except as otherwise provided in the next succeeding sentence, MHC and the First-Tier Subsidiaries shall pay all charges for which they are liable, whether payable on account of the execution, delivery or performance of this Agreement, the creation of any of the Liabilities hereunder, by reason of any existing or hereafter enacted federal, state or other regulation or statute, or otherwise, promptly when due where the failure to so pay would have a Material Adverse Effect upon MHC or any of the First-Tier Subsidiaries. Except as provided in Section 5.4 below, MHC and the First-Tier Subsidiaries shall pay promptly when due all withholding taxes for which they are liable, whether relating to payment of employee wages or otherwise (collectively, the "Withholding Charges"). MHC and the First-Tier Subsidiaries shall jointly and severally indemnify GE and its Affiliates and hold GE and its Affiliates harmless from and against liability in connection with any and all charges (including any amount that may be asserted under sections 3505 and 6672 of the IRC and any comparable provisions under state or local law). In the event that MHC or any of the First-Tier Subsidiaries fail to pay any charges described in this Section 5.3 or fail to obtain promptly the discharge of such charges, MHC and the First-Tier Subsidiaries shall so advise GE in writing and, whether or not MHC or any of the First-Tier Subsidiaries so advise GE, GE may, in its sole discretion, without waiving or releasing any obligation or liability of MHC or any of the First-Tier Subsidiaries hereunder or any Default or Event of Default, make such payment, or any part thereof, or obtain such discharge and take any other action with respect thereto that GE reasonably deems advisable; provided, however, that GE shall provide MHC with ten (10) days' prior written notice before paying any charge of a type described in this Section 5.3. All amounts so paid by GE and any related expenses, including reasonable attorneys' fees, court costs and other charges, shall be payable, upon demand, by MHC and the First-Tier Subsidiaries to GE and shall be additional Liabilities secured by Collateral.

     5.4 Contesting Charges. Except as otherwise provided below and limited only to those disputes which are in good faith in dispute, MHC or any of the First-Tier Subsidiaries may dispute any charges without prior payment, even if such nonpayment may cause a Lien to attach to MHC's or any of the First-Tier Subsidiaries' assets, provided that MHC or any of the First-Tier Subsidiaries shall have given GE written notice of said dispute and shall be diligently contesting the same in good faith in an appropriate forum and proceeding. If such disputed charges are in excess of One Hundred Thousand Dollars ($100,000) in the aggregate, at any time, MHC and the First-Tier Subsidiaries shall give GE such additional assurances as GE reasonably deems necessary under the circumstances. If the charge disputed is a Withholding Charge, and during the pendency of such dispute the appropriate taxing authority asserts liability against GE in relation to the disputed Withholding Charge, then MHC and the First-Tier Subsidiaries shall, if reasonably required by GE, immediately pay the disputed Withholding Charge liability, and thereafter shall only contest such Withholding Charge through an alternative method.

     5.5 Survival of Liabilities Upon Termination of Agreement. Except as otherwise expressly provided in this Agreement, no termination or cancellation (regardless of cause or procedure) of this Agreement shall in any way affect or impair the powers, obligations, duties, rights and Liabilities of MHC or any of the First-Tier Subsidiaries or GE that accrued and remain unperformed as of the Termination Date.

     5.6 Requests for GE's Consent. Any request by MHC or any of the First-Tier Subsidiaries for GE's written consent prior to taking any action prohibited by Sections 5.2(B), 5.2(C), 5.2(G), 5.2(H), 5.2(I), 5.2(J), 5.2(M), 5.2(N) and
5.2(R) above as described in such sections, shall be in writing and shall include (i) a reference to the covenant(s) relevant to the request, (ii) a detailed description that is reasonably acceptable to GE of the requested deviation from the covenant(s), and (iii) the reason for the requested deviation from the covenant(s). GE shall permit or refuse such request in writing within the number of Business Days provided in each respective section identified in
Section 5.2 above, which approval shall not be unreasonably denied (except as otherwise expressly provided in this Agreement to the contrary); provided, however, that GE may reasonably request additional information regarding the proposed action to be taken by MHC or any of the First-Tier Subsidiaries and shall have an additional period of ten (10) Business Days following GE's receipt of all such information to consider such information. In the event GE does not respond in writing to permit or refuse any request within the time periods hereinabove stated, then the actions requested to be undertaken by Maxum as set forth in its written request shall be deemed to be permitted by GE.

6.   INFORMATION AND REPORTING REQUIREMENTS

     Until the Termination Date, unless GE shall otherwise consent in writing, MHC and the First-Tier Subsidiaries shall furnish to GE at GE's address provided in Section 8.11, the following:

     6.1 Financial Statements. MHC and the First-Tier Subsidiaries shall prepare, or cause the preparation of, and deliver to GE the following financial statements that have been prepared in accordance with GAAP:

           (A) Audited Year-End Financial Statements. For each fiscal year of MHC and the First-Tier Subsidiaries, as soon as available, but not later than one hundred five (105) days after the end of MHC's fiscal year, MHC shall deliver the audited consolidated balance sheet of MHC and the First-Tier Subsidiaries as at the end of such fiscal year together with related statements of income and retained earnings, changes in financial position and cash flows for the twelve (12) month period then ended, setting forth in comparative form the figures as at the end of and for the previous fiscal year, in each case accompanied by an auditor's report thereon that is certified by a firm of independent certified public accountants of recognized national standing which report shall be in scope and substance reasonably satisfactory to GE. In case any Affiliate shall be consolidated in the financial statements of MHC and the First-Tier Subsidiaries, the statements referred to in this Section 6.1 shall be on a consolidated and consolidating basis, in accordance with GAAP.

           (B) Quarterly Financial Statements. As soon as available, but not later than sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year of MHC, MHC and the First-Tier Subsidiaries shall deliver the unaudited consolidated balance sheet of MHC and the First-Tier Subsidiaries as at the end of such quarterly period and the related statements of income and retained earnings, cash flows and changes in financial position of MHC and the First-Tier Subsidiaries for the elapsed portion of the fiscal year ended with the last day of such quarterly period, setting forth in each case in comparative form the figures for the corresponding periods of the previous fiscal year, prepared in accordance with GAAP, subject only to normal year-end auditing adjustments, and in form and detail as GE may reasonably request.

           (C) Monthly Financial Statements. As soon as available, but not later than ten (10) Business Days after the end of each calendar month, MHC and the First-Tier Subsidiaries shall deliver detailed statements of Billings, cash flow and volume reports of scans by Unit as at the end of such month as described in Section 2.2(B) above.

           (D) Officer's Certificate. Concurrently with each delivery of said annual audited financial statements and of the interim financial statements referred to in Sections 6.1(B) and (C) above, MHC shall deliver a certificate of MHC's chief financial officer stating that (1) to his knowledge, such financial statements are complete and correct and present fairly, in accordance with GAAP (except for changes that have been approved in writing by MHC's and the First-Tier Subsidiaries' accountants or that do not have a Material Adverse Effect on MHC or any of the First-Tier Subsidiaries) applied consistently with those followed in the preparation of the audited consolidated financial statements of MHC and the First-Tier Subsidiaries and that have been consistently applied throughout the period involved, the financial position of MHC and the First-Tier Subsidiaries as at the end of such period and the results of operations and the changes in the financial position of MHC and the First-Tier Subsidiaries for such period and for the elapsed portion of the fiscal year ended with the last day of such period, in each case on the basis presented and subject only to normal year-end auditing adjustments specified in such financial statements, and
(2) a review of the activities of MHC and the First-Tier Subsidiaries during the fiscal year or interim period covered by such financial statements, as the case may be, has been made under his supervision with a view to determining whether MHC and the First-Tier Subsidiaries have observed, performed and fulfilled each and every covenant, obligation and agreement contained in this Agreement and that he is not aware of the occurrence or existence of any condition or event that constitutes a Default or an Event of Default, or, if he is aware of such condition or event, the nature thereof, when it occurred, whether it is continuing and the steps being taken by MHC or any of the First-Tier Subsidiaries with respect to such event or failure.

     6.2 Public Documents. Promptly after the sending or filing thereof, as the case may be, MHC and the First-Tier Subsidiaries shall deliver to GE copies of any definitive proxy statements, financial statements or reports which MHC or any of the First-Tier Subsidiaries send to their respective shareholders; and copies of any regular, periodic and special reports or registration statements which MHC or any of the First-Tier Subsidiaries file with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or any national securities exchange.

     6.3 Other Reports. From time to time and promptly upon each request of GE, MHC and the First-Tier Subsidiaries shall deliver to GE such data, certificates, reports, statements, documents or further information regarding the Collateral or the business, assets, financial condition or results of operation of MHC and the First-Tier Subsidiaries.

     6.4 Certain Notices. MHC and the First-Tier Subsidiaries shall notify GE in writing promptly, but in no event later than five (5) Business Days upon learning of (a) any litigation commenced against MHC, any Subsidiary or any of their respective officers, directors, shareholders or employees, or against any Affiliate of MHC, any Subsidiary or any of their respective officers, directors, shareholders or employees, that may have a Material Adverse Effect upon MHC or any of the First-Tier Subsidiaries, the Collateral or GE's Lien on the Collateral, whether or not the claim is considered by MHC or any of the First-Tier Subsidiaries to be covered by insurance, and MHC and the First-Tier Subsidiaries shall also notify GE in writing promptly upon learning of any threatened litigation against MHC or any of the First-Tier Subsidiaries, in which the claim against MHC or any of the First-Tier Subsidiaries exceeds Fifty Thousand Dollars ($50,000) or which might have a Material Adverse Effect on MHC or any of the First-Tier Subsidiaries, the Collateral or GE's Lien on the Collateral; (b) any Default or Event of Default known to MHC or any of the First-Tier Subsidiaries, or any event which with the passage of time or giving of notice or both would constitute a Default or Event of Default by MHC or any of the First-Tier Subsidiaries; (c) any default by MHC or any of the First-Tier Subsidiaries under any material agreement other than this Agreement or the Scheduled Documents to which any of them is a party or by which any of them or any of their properties may be bound that is reasonably likely to have a Material Adverse Effect on MHC or any of the First-Tier Subsidiaries; (d) any facts or circumstances which come to MHC's or any of the First-Tier Subsidiaries attention and which cause, or through the passage of time may cause, MHC's or any of the First-Tier Subsidiaries' representations and warranties set forth in Sections 4.1(A), 4.1(C), 4.1(E) and 4.1(W) to be untrue or misleading at any time; (e) any penalty assessed against MHC or any of the First-Tier Subsidiaries, by any federal, state or local government agency which would have a Material Adverse Effect on MHC or any of the First-Tier Subsidiaries; (f) any notice received from any federal, state or local government agency of any violation by MHC or any of the First-Tier Subsidiaries of any federal, state or local law or regulation, the commencement of any proceedings or investigations by or before any governmental on nongovernmental body affecting MHC or any of the First-Tier Subsidiaries, or any of their respective properties, assets or businesses, in which the damages claimed or the potential liability would be reasonably likely to exceed Fifty Thousand Dollars ($50,000) or which would be reasonably likely individually or in the aggregate with other actions, suits and proceedings, to have a Material Adverse Effect on MHC or any of the First-Tier Subsidiaries; (g) any violation by MHC or any of the First-Tier Subsidiaries or any Affiliate of MHC or any of the First-Tier Subsidiaries, of any such law or regulation of which MHC or any of the First-Tier Subsidiaries become aware, which violation could result in the assessment of a penalty or the revocation of a registration or license of MHC or any of the First-Tier Subsidiaries or any Affiliate of MHC or any of the First-Tier Subsidiaries, by any federal, state or local government agency which would have a Material Adverse Effect on MHC or any of the First-Tier Subsidiaries; and (h) any other event or condition having a Material Adverse Effect on (i) MHC or any of the First-Tier Subsidiaries,
(ii) the aggregate value of the Collateral, or (iii) the security interests created hereunder or under the Security Agreement.

     6.5 ERISA. MHC and the First-Tier Subsidiaries shall promptly notify GE of the occurrence of any "reportable event" (as defined in Section 4043 of ERISA) or of any non-exempt "prohibited transaction" (as defined in Section 4975 of the IRC) with respect to any Plan described in Exhibit 5.1(R) or any trust created thereunder. MHC and the First-Tier Subsidiaries shall deliver to GE a complete copy of the annual report (Form 5500) of each Plan required to be filed with the IRS.

7.   EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

     7.1 Event of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default":

           (A) MHC or any of the First-Tier Subsidiaries shall fail to make any payment of principal of, or interest on, or any other amount owing in respect of the Scheduled Documents, or any of the other Liabilities within ten (10) days of the date such payment is due and payable and such Default continues for a period of five (5) days after written notice of nonpayment is given by GE to MHC or any of the First-Tier Subsidiaries;

           (B) Except as provided in Section 7.1(A) above, MHC or any of the First-Tier Subsidiaries shall fail or neglect to perform, keep or observe, in any material respect, any other term, provision, condition, covenant, duty or obligation contained in this Agreement or in any of the Scheduled Documents which is required to be performed, kept or observed by MHC or any of the First-Tier Subsidiaries and, with respect to any breach of any condition, covenant, duty or obligation, and such breach shall not have been remedied to GE's satisfaction within thirty (30) days after GE has given notice of such breach to MHC or any of the First-Tier Subsidiaries;

           (C) Any event of default, or any event which upon lapse of time, notice or otherwise would constitute an event of default, under any agreement to which MHC or any of the First-Tier Subsidiaries is a party shall occur, other than Events of Default or defaults disclosed in Exhibit 4.1(D) attached hereto which event (1) if based on the failure to pay any amount (whether of principal, interest, or otherwise) as and when due, (a) has caused any Person to demand payment of any part of MHC's or any of the First-Tier Subsidiaries' Indebtedness in excess of One Hundred Thousand Dollars ($100,000) before such Indebtedness would otherwise be due, or (b) would deprive MHC or any of the First-Tier Subsidiaries of any rights to the Collateral, or (2) if based on any other failure, event or condition, is the basis of any notice to MHC or any of the First-Tier Subsidiaries accelerating payment of such Indebtedness or enforcing rights in such Collateral, in any case, resulting in a Material Adverse Effect;

           (D) Any representation or warranty contained in this Agreement, any Scheduled Document or any statement, report, financial statement or certificate made or delivered by MHC or any of the First-Tier Subsidiaries or any of their officers or authorized agents to GE shall be untrue, incorrect or incomplete in any material respect, or shall be misleading in any material respect, in each case, as of the time when made;

           (E) The Security Agreement after delivery thereof shall for any reason, other than any action taken or omitted to be taken by GE and except to the extent permitted by the terms thereof, cease to create a valid and perfected Lien on, or security interest in, any of the Collateral purported to be covered thereby as required by the Security Agreement;

           (F) There shall occur any material uninsured damage to, or loss, theft or destruction of, any material portion of the Collateral;

           (G) The Collateral, or any portion of it, shall be attached, seized, levied upon or subjected to a judgment Lien, execution Lien, writ or distress warrant which exceeds One Hundred Thousand Dollars ($100,000) in value and which is not released or bonded off by MHC or any of the First-Tier Subsidiaries before it may be executed upon, or the Collateral, or any portion of it, shall come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of MHC or any of the First-Tier Subsidiaries for a continuous period of sixty (60) consecutive days, and the same shall not be released or otherwise cured to the satisfaction of GE within ten (10) days thereafter;

           (H) (1) MHC or any of the First-Tier Subsidiaries shall (a) commence a voluntary case or involuntary case under the Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or similar law; (b) apply for or consent to the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, agent or other similar official for MHC or any of the First-Tier Subsidiaries for any material part of MHC's or any of the First-Tier Subsidiaries' respective assets, and any such application or proceeding shall not be dismissed or stayed within the next sixty (60) consecutive days; (c) make any assignment for the benefit of creditors; (d) commence any case or proceeding for dissolution, liquidation or termination; (e) have concealed, removed or permitted to be concealed or removed, any part of its Property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its Property or the incurring of an obligation which may be fraudulent under any bankruptcy, fraudulent conveyance or other similar law;
(f) admit in writing its inability to pay, or generally not be paying, its debts as they become due; or (g) take any corporate action for the purposes of effecting any of the foregoing; or

               (2) A case or other proceedings shall be commenced involuntarily against MHC or any of the First-Tier Subsidiaries in any court of competent jurisdiction seeking (a) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or
(b) the appointment of a trustee, receiver, custodian, liquidator or the like for MHC or any of the First-Tier Subsidiaries, or of all or any substantial part of the assets, domestic or foreign, of MHC or any of the First-Tier Subsidiaries, and such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive calendar days, or an order granting the relief requested in such case or proceeding against any of MHC or any of the First-Tier Subsidiaries (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered;

           (I) Except as permitted in Section 5.4, a notice of Lien, levy or assessment with respect to all or any material portion of assets of MHC or any of the First-Tier Subsidiaries, taken as a whole, shall be filed of record by the United States, or any department, agency or instrumentality thereof, or by the Pension Benefit Guaranty Corporation or any Person succeeding to its functions under ERISA or by any state, county, municipal or other governmental agency;

           (J) MHC or any of the undersigned First-Tier Subsidiaries are generally not paying their respective debts or obligations in the ordinary course of their respective businesses as they mature;

           (K) MHC or any of the First-Tier Subsidiaries shall cease to conduct their respective businesses substantially as now conducted, or shall be enjoined, restrained or in any way prevented by court order from conducting all or any material part of their respective business affairs for a period of time in excess of thirty (30) consecutive days; or

           (L) A final, unappealable judgment or order shall be entered against MHC or any of the First-Tier Subsidiaries for the payment of money which exceeds more than Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate and each such judgment is not vacated, stayed, bonded, paid or discharged within sixty (60) consecutive days following the entry thereof and at all times thereafter.

     7.2   Late Fee.

           (A) From and after the occurrence of an Event of Default that relates to a payment required to be made by MHC or any of the First-Tier Subsidiaries under this Agreement or the Scheduled Documents, MHC and the First-Tier Subsidiaries shall pay on demand a late charge in an amount equal to five percent (5%) of the overdue payment, except as limited by applicable law.

           (B) MHC's or any of the First-Tier Subsidiaries' payment of any late fee pursuant to Section 7.2(B) above shall not cure a Default or Event of Default or limit any of GE's rights to pursue any of its remedies hereunder in connection therewith.

     7.3 Remedies. Upon the occurrence of an Event of Default, GE shall have the following rights and remedies:

           (A) GE shall have the right to declare all or any portion of the Liabilities immediately due and payable, whereupon all or any portion of the Liabilities, as appropriate, shall become due and payable without presentment, demand, protest or further notice of any kind, all of which are expressly waived by MHC and the First-Tier Subsidiaries.

           (B) GE and its agents and representatives shall have the right to enter upon the premises of MHC or any of the First-Tier Subsidiaries, and MHC and the First-Tier Subsidiaries shall use reasonable efforts to cause GE and its agents and representatives to have the right to enter upon the premises of any other place or places where Collateral is located and kept through self-help and without judicial process without first obtaining a final judgment or giving MHC or any of the First-Tier Subsidiaries notice and opportunity for a hearing on the validity of GE's claim and without any obligation to pay rent to MHC or any of the First-Tier Subsidiaries or their lessees.

           (C) GE and its agents and representatives shall have the right to remove the Collateral to the premises of GE or any agent of GE, for such time as GE may desire, in order to collect or dispose of Collateral.

           (D) In addition to all of its other rights and remedies under this Agreement and applicable law, GE shall have all of the rights and remedies of a secured party under the UCC of the state in which such rights and remedies are asserted, all of which rights and remedies shall be cumulative and none exclusive, to the fullest extent permitted by law.

           (E) Until GE is able to effect a sale, lease or other disposition of the Collateral, GE and its Affiliates shall have the right to use or operate the Collateral, or any part thereof, to the extent that GE deems appropriate for the purpose of preserving the Collateral or its value or for any other purpose deemed appropriate by GE. GE shall have no obligation to MHC or any of the First-Tier Subsidiaries to maintain or preserve the rights of MHC or any of the First-Tier Subsidiaries as against third parties with respect to the Collateral while the Collateral is in the possession of GE. GE may, if it so elects, seek the appointment of a receiver or keeper to take possession of the Collateral and to enforce any of GE's remedies with respect to such appointment without prior notice or hearing. GE and its Affiliates and agents shall act in a commercially reasonable manner in enforcing their respective remedies pursuant to this
Section 7.3(E).

           (F) GE shall have the right to sell, lease or otherwise dispose of all or any Collateral in its then existing condition, or after any further assembly, manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as GE, acting in a commercially reasonable manner, may deem advisable and as permitted by applicable law. Such sales may be adjourned and continued from time to time with or without notice. GE and its agents and representatives shall have the right to conduct such sales on MHC's or any of the First-Tier Subsidiaries' premises or elsewhere and shall have the right to use MHC's or any of the First-Tier Subsidiaries' premises, and MHC and the First-Tier Subsidiaries shall use reasonable efforts to cause any lessee of the Collateral to permit GE and its agents and representatives to conduct sales on lessee's premises and use such lessee's premises, without charge for such sales for such time as GE deems necessary or advisable. The rights of MHC and the First-Tier Subsidiaries under all licenses and certificates of need, to the extent transferable, and all franchise agreements shall inure to GE's benefit. GE may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Liabilities. Except as otherwise provided by law, the proceeds realized from the sale of any Collateral may be applied by GE first to the reasonable costs, expenses and attorneys' fees and expenses incurred by GE for collection and for acquisition, completion, protection, removal, storage, sale and delivery of Collateral, and then to any principal and interest due on the Liabilities, as GE, in its sole discretion, may elect. If any deficiency shall exist after the application of such proceeds, MHC and the First-Tier Subsidiaries shall remain liable to GE therefor. GE and its agents and representatives shall act in a commercially reasonable manner in enforcing its remedies pursuant to this Section 7.3(F).

     7.4 Notice of Disposition of Collateral. Any notice required to be given to GE of a sale, lease or other disposition of Collateral, or any other intended action by MHC or any of the First-Tier Subsidiaries, which is given in accordance with Section 8.11 below, shall require at least fifteen (15) days written notice prior to such proposed action, or such longer period as shall be specified by applicable law, shall constitute commercially reasonable and fair notice thereof to MHC or any of the First-Tier Subsidiaries.

     7.5 Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default, GE and its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by law, upon three (3) Business Days prior written notice to MHC or any of the First-Tier Subsidiaries, to set-off, appropriate and apply any and all funds in the possession of GE or its Affiliates, all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by GE or its Affiliates to or for the credit or the account of MHC or any of the First-Tier Subsidiaries, as applicable, against any and all of the Liabilities of MHC or any of the First-Tier Subsidiaries now or hereafter existing that are then due and payable, whether by maturity or acceleration. The rights of GE and its Affiliates under this Section 7.5 are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which GE may have.

     7.6 Appointment of GE as Maxum's Lawful Attorney. MHC and the First-Tier Subsidiaries hereby irrevocably designate, make, constitute and appoint GE and all Persons designated by GE as their true and lawful agent and attorney-in-fact upon the occurrence and during the continuance of an Event of Default for the purposes set forth in this Section 7.6. Accordingly, upon the occurrence and during the continuance of an Event of Default, GE or GE's agent designated by GE for purposes of this Section 7.6 may, without notice to MHC or any of the First-Tier Subsidiaries, and at such time or times as GE or said agent in its sole discretion may determine, in the name of MHC or any of the First-Tier Subsidiaries or GE: (a) take control, in any manner, of any item of payment or proceeds of Collateral; (b) prepare, file, and sign MHC's or any of the First-Tier Subsidiaries' respective names on any proof of claim or similar document in any bankruptcy, insolvency, reorganization or similar case against any Person indebted to MHC or any of the First-Tier Subsidiaries; (c) prepare, file and sign MHC's or any of the First-Tier Subsidiaries' respective names on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Collateral; (d) do all acts and things necessary, in GE's sole discretion, to fulfill MHC's or any of the First-Tier Subsidiaries' respective obligations under this Agreement; (e) endorse MHC's or any of the First-Tier Subsidiaries' respective names upon any of the items of payment or proceeds of the Collateral and deposit the same to the account of GE on account of Liabilities; (f) endorse MHC's or any of the First-Tier Subsidiaries' respective names upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to Collateral; and (g) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to Collateral to which MHC or any of the First-Tier Subsidiaries has access. MHC and the First-Tier Subsidiaries hereby ratify all that GE shall lawfully do or cause to be done by virtue hereof. The power of attorney is a power coupled with an interest and shall be irrevocable. GE shall act (a) in a commercially reasonable manner when exercising its rights pursuant to this Section 7.6, and (b) only as necessary in the reasonable judgment of GE to protect its rights under this Agreement, the Scheduled Documents and to the Collateral.

8.   MISCELLANEOUS.

     8.1 Modification of Agreement; Sale of Interest; Successors and Assigns. This Agreement may not be modified, altered or amended except by an agreement in writing signed by MHC, the First-Tier Subsidiaries and GE. MHC and the First-Tier Subsidiaries may not sell, assign or transfer, by operation of law or otherwise, this Agreement or any of MHC's or any of the First-Tier Subsidiaries' rights, title, interests, remedies, powers or duties hereunder or thereunder without the prior written consent of GE, which shall not be unreasonably withheld. Any sale, assignment or transfer not consented to by GE shall be null and void and of no force or effect. MHC and the First-Tier Subsidiaries hereby consent to GE's sale, assignment, transfer or other disposition of this Agreement or of any or all of GE's rights, title, interests, obligations, remedies, powers or duties hereunder. All of the terms and provisions of this Agreement and the Scheduled Documents shall be binding upon and shall inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

     8.2 Expenses. Notwithstanding the provisions of this Section 8.2 set forth below, each party to this Agreement shall pay its own costs and expenses, including the disbursements and fees of their respective attorneys, accountants and advisors, incidental to (a) the preparation and negotiation of this Agreement and the Scheduled Documents, and (b) the closing of the transactions contemplated by this Agreement.

           Except as specifically set forth above, if, upon the occurrence and during the continuance of an Event of Default, GE or its Affiliates employs counsel for advice or other representation or incurs other professional costs and expenses in connection with:

           (A) any litigation, contest, dispute, suit, case, proceeding or action (whether instituted by GE, MHC or any of the First-Tier Subsidiaries or any other Person) in any way relating to Collateral, this Agreement, the Scheduled Documents or MHC's or any of the First-Tier Subsidiaries' affairs, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against MHC or any of the First-Tier Subsidiaries under the Bankruptcy Code or any other applicable federal or state bankruptcy, insolvency or similar law;

           (B) any attempt to enforce any rights of GE against MHC or any of the Subsidiaries, any other Person that may be or become obligated to GE by virtue of this Agreement, including any attempt to enforce such rights in connection with a case commenced by or against any of the foregoing under the Bankruptcy Code or any other applicable federal or state bankruptcy, insolvency or similar law; and/or

           (C) the protection, collection, sale, liquidation or other disposition of Collateral;

then, in any such event, the reasonable professional fees arising from such services, and all reasonable expenses, costs, charges and other fees incurred by GE arising in connection with or relating to any of the events or actions described in this Section 8.2 shall be payable by MHC and the Subsidiaries to GE on demand and shall constitute Liabilities secured by the Collateral.

           Without limiting the generality of the foregoing, the expenses, costs, charges and fees described above in this Section 8.2 may include reasonable attorneys' fees, accountants' fees, appraisers' fees and any other professional costs and expenses; stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of the Scheduled Documents; costs and expenses of UCC and Lien searches and reports; court costs and expenses, reasonable photocopying and duplicating expenses; court reporter fees, costs, and expenses; reasonable long distance telephone charges; air express and other delivery charges; telegram and telex charges; reasonable secretarial overtime charges; and reasonable expenses for travel, lodging and food paid or incurred in connection with the performance of such professional services. MHC and the Subsidiaries agree to save GE and its Affiliates harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay any such professional costs, expenses, fees and taxes.

     8.3 Waivers by GE; Cumulative Remedies. GE's failure, at any time or times hereafter, to require strict performance by MHC or any of the First-Tier Subsidiaries of any provision of this Agreement, shall not waive, affect or diminish any right of GE thereafter to demand strict compliance and performance therewith. Any suspension or waiver by GE of an Event of Default under this Agreement shall not suspend, waive or affect any other Event of Default by MHC or any of the First-Tier Subsidiaries under this Agreement whether the same is prior or subsequent thereto and whether of the same or of a different type.
None of the undertakings, agreements, warranties, covenants and representations of MHC and the First-Tier Subsidiaries contained in this Agreement nor any Event of Default by MHC or any of the First-Tier Subsidiaries under this Agreement shall be deemed to have been suspended or waived by GE unless such suspension or waiver is in a writing signed by GE which designates the specific suspension or waiver. The rights and remedies hereunder are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law or which GE would otherwise have.

     8.4 Waivers by Maxum. Except as otherwise provided in this Agreement and except where waiver is prohibited as a matter of applicable law, MHC and the First-Tier Subsidiaries waive: (a) presentment, demand and protest and notice of presentment, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by GE under or pursuant to which MHC or any of the First-Tier Subsidiaries may in any way be liable, and MHC and the First-Tier Subsidiaries hereby ratify and confirm whatever GE may do in this regard; (b) notice prior to taking possession or control of the Collateral or, so long as GE remains a party to this Agreement, any bond or security that might be required by any court prior to allowing GE to exercise any of GE's remedies; and (c) the benefit of all valuation, appraisement and exemption laws. If and to the extent that any of the Liabilities shall be an obligation of guaranty or suretyship, then the following waivers shall apply:

           (A) MHC and the First-Tier Subsidiaries agree that no election to proceed in one form of action or against any party or on any obligation shall constitute a waiver of GE's right to proceed in any other form of action for a deficiency, except to the extent GE realizes payment by such action, notwithstanding the effect of such action upon MHC's or any of the First-Tier Subsidiaries' rights of subrogation, reimbursement or indemnity, if any, against any Person. MHC and the First-Tier Subsidiaries hereby subordinate any and all claims that they may have by way of subrogation or otherwise to the payment in full of all Liabilities; and

           (B) MHC and the First-Tier Subsidiaries agree that GE shall be under no obligation and expressly waive the right to require GE: (a) to marshall any assets in favor of MHC or any of the First-Tier Subsidiaries, (b) to proceed first against any guarantor or any Property of guarantor or against any collateral, (c) to enforce first any other guaranty obligations with respect to, or security for, the Liabilities, or (d) to pursue any other remedy in GE's power that MHC and the First-Tier Subsidiaries may or may not be able to pursue itself and that may lighten MHC's or any of the First-Tier Subsidiaries' burden, any right to which MHC and the First-Tier Subsidiaries hereby expressly waive.

     8.5 Further Assurances. In addition to the acts recited herein and contemplated to be performed, executed and/or delivered by MHC or any of the First-Tier Subsidiaries, MHC and the First-Tier Subsidiaries hereby agree, at any time, and from time to time, to perform, execute and/or deliver to GE upon request, in form and substance acceptable to GE, any and all such further acts, additional instruments, or further assurances as may be reasonably necessary or proper to (a) promptly implement the intent of the parties under this Agreement,
(b) promptly correct any defect, error or omission which may be discovered in this Agreement or any Scheduled Document, and execute any and all additional documents as may be reasonably requested by GE to correct such defect, error or omission, (c) assure GE a valid Lien and security interest under the Security Agreement on the Collateral referenced in the Security Agreement in accordance with the priorities set forth therein, (d) create, perfect, preserve, maintain and protect the Liens and security interests created or intended to be created pursuant to the Security Agreement, and (e) provide the rights and remedies to GE granted or provided for by this Agreement. MHC and the First-Tier Subsidiaries shall pay the costs of any recording or filing of any such documents if required.

     8.6 Severability. Wherever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law in any jurisdiction, such provision, as to such jurisdiction, shall be ineffective only to the extent of such provision and the remaining provisions of this Agreement shall remain unaffected and in full force and effect, and such prohibition and invalidity in such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     8.7 Parties. This Agreement shall be binding upon and shall inure to the benefit of the respective successors and assigns of MHC and the First-Tier Subsidiaries and GE including any trustee or interim trustee of MHC or any of the First-Tier Subsidiaries appointed pursuant to Bankruptcy Code section 1104 or sections 701 and 702. This provision, however, shall not be deemed to modify
Section 8.1.

     8.8 Conflict of Terms. The provisions of any other related agreement and any schedule or exhibit thereto or to this Agreement are incorporated in this Agreement as if set forth in full by this reference. Except as otherwise provided in this Agreement by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement conflicts or is inconsistent with any provision in any other related agreement, the provision contained in this Agreement shall govern and control.

     8.9 Governing Law; Consent to Jurisdiction and Venue. This Agreement and the Scheduled Documents shall be interpreted by and construed in accordance with the laws of the State of New York, and the laws of the State of New York shall govern each and every issue relating to the transactions contemplated herein, including the validity or enforceability of this Agreement. MHC AND THE FIRST-TIER SUBSIDIARIES HEREBY CONSENT TO PERSONAL JURISDICTION, WAIVE ANY OBJECTION AS TO JURISDICTION OR VENUE, AND AGREE NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE, IN ANY STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, STATE OF NEW YORK. Service of process on MHC or any of the First-Tier Subsidiaries or GE in any action arising out of or relating to any Agreement contemplated herein shall be effective if mailed to such party at the address listed in Section 8.11. Nothing herein shall preclude GE or MHC or any of the First-Tier Subsidiaries from bringing suit or taking other legal action in any other jurisdiction.

     8.10 MUTUAL WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY OTHER AGREEMENT.

     8.11 Notice. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be delivered (a) in person with receipt acknowledged, or (b) by facsimile transmission, with receipt electronically confirmed during normal business hours of recipient, and with confirmation by mailing of, no later than one (1) Business Day following such transmission, of a copy of such facsimile, by registered or certified mail, return receipt requested, postage prepaid or by overnight courier, (c) by registered or certified mail, return receipt requested, postage prepaid or by overnight courier, or (d) by Federal Express or similar reliable overnight delivery service, addressed as follows:

           (A) If to GE, at:

                    General Electric Company, acting through
                    GE Medical Systems
                    20825 Swenson Drive, Suite 100
                    Waukesha, Wisconsin  53186
                    Attention:  Investment Manager
                    Facsimile:  (414) 798-4528

           and

                    General Electric Company, acting through
                    GE Medical Systems
                    20825 Swenson Drive, Suite 100
                    Waukesha, Wisconsin  53186
                    Attention:  Finance Manager
                    Facsimile:  (414) 798-4528

           with a copy to:

                    McDermott, Will & Emery
                    2049 Century Park East, 34th Floor
                    Los Angeles, California  90067
                    Attention:  Ira J. Rappeport, Esq.
                    Facsimile:  (310) 277-4730

           (B) If to MHC, at:

                    Maxum Health Corp.
                    14850 Quorum Drive, Suite 400
                    Dallas, Texas  75240
                    Attention:  Chief Executive Officer
                    Facsimile:  (214) 960-7322

           with a copy to:

                    Storey, Armstrong, Steger & Martin
                    4600 First Interstate Bank Plaza
                    1445 Ross Avenue
                    Dallas, Texas  75201
                    Attn:  Steve Morton, Esq.
                    Facsimile:  (214) 855-6853

           (C) If to MTS, at:

                    MTS Enterprises, Inc.
                    14850 Quorum Drive, Suite 400
                    Dallas, Texas  75240
                    Attention:  Chief Executive Officer
                    Facsimile:  (214) 960-7322

           with a copy to:

                    Storey, Armstrong, Steger & Martin
                    4600 First Interstate Bank Plaza
                    1445 Ross Avenue
                    Dallas, Texas  75201
                    Attn:  Steve Morton, Esq.
                    Facsimile:  (214) 855-6853

           (D) If to Quest, at:

                    Quest Financial Services, Inc.
                    14850 Quorum Drive, Suite 400
                    Dallas, Texas  75240
                    Attention:  Chief Executive Officer
                    Facsimile:  (214) 960-7322

           with a copy to:

                    Storey, Armstrong, Steger & Martin
                    4600 First Interstate Bank Plaza
                    1445 Ross Avenue
                    Dallas, Texas  75201
                    Attn:  Steve Morton, Esq.
                    Facsimile:  (214) 855-6853

           (E) If to MHSC, at:

                    Maxum Health Services Corp.
                    14850 Quorum Drive, Suite 400
                    Dallas, Texas  75240
                    Attention:  Chief Executive Officer
                    Facsimile:  (214) 960-7322

           with a copy to:

                    Storey, Armstrong, Steger & Martin
                    4600 First Interstate Bank Plaza
                    1445 Ross Avenue
                    Dallas, Texas  75201
                    Attn:  Steve Morton, Esq.
                    Facsimile:  (214) 855-6853


or to such other addresses or facsimile transmission number as any party may designate for itself by like notice. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered with receipt acknowledged or sent by facsimile with receipt electronically confirmed during normal business hours of recipient, the next Business Day after deposit with Federal Express or three (3) Business Days after deposit in the United States mail. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the Persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

     8.12  Indemnification.

           (A) Maxum. In addition to any other amounts payable by MHC or any of the First-Tier Subsidiaries under this Agreement and the Scheduled Documents, MHC and the First-Tier Subsidiaries hereby agree to jointly and severally protect, indemnify, pay and hold harmless GE and its directors, officers and employees from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees and expenses of counsel) (1) that GE may incur or be subject to as a consequence, directly or indirectly, of (a) issuance of the financial accommodations described in this Agreement, (b) any breach by MHC or any of the First-Tier Subsidiaries of any warranty, covenant, term or condition in, or the occurrence of any Event of Default under, this Agreement or any Scheduled Document, including all reasonable fees or expenses resulting from the settlement or defense of any claims or liabilities arising as a result of any such breach or default, and
(c) involvement in any legal suit, investigation, proceeding, inquiry or action as to which GE is involved as a consequence, directly or indirectly, of financial accommodations described in this Agreement, the holding or owning of any Collateral by GE, GE's execution of this Agreement and any Scheduled Document to which it is a party or any other event or transaction contemplated by any of the foregoing, except for any claims, demands, liabilities, damages, losses, charges and expenses which are caused by GE's gross negligence or willful misconduct or other activities of GE described in Section 8.12(B) below and (2) that are related to any claims, actions or proceedings which may be asserted against GE in connection with the transactions contemplated by this Agreement. The obligations of MHC and the First-Tier Subsidiaries under this
Section 8.12(A) shall survive the termination of this Agreement. In furtherance and not in limitation hereof, GE may accept documents that appear on their face to be in order, without responsibility for further investigation, except if GE has received any notice or information to the contrary.

           (B) GE. GE hereby agrees to protect, indemnify, pay and hold harmless MHC and the First-Tier Subsidiaries and their directors, officers and employees from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees and expenses of counsel) that MHC or any of the First-Tier Subsidiaries may incur or be subject to as a consequence, directly or indirectly, of (1) GE's gross negligence or willful misconduct; (2) any breach by GE of any warranty, covenant, term or condition under this Agreement or any Scheduled Document, or (3) the occurrence of any default by GE under this Agreement or any Scheduled Document, including all reasonable fees or expenses resulting from the settlement or defense of any claims or liabilities arising as a result of any such breach or default.

     8.13 Section Titles and Table of Contents. The section titles and the Table of Contents contained in this Agreement are merely for convenience and shall be without substantive meaning or content, and are not a part of the Agreement between the parties hereto.

     8.14 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original, all of which taken together shall be deemed to constitute one (1) and the same agreement.

     8.15 Limitation of Liability. Notwithstanding any other provision herein to the contrary, to the fullest extent permitted by applicable law, neither MHC or any of the First-Tier Subsidiaries nor GE shall be liable to the other party or to the other party's Affiliates or agents, for any incidental or consequential damages of any kind to the other party in connection with the Scheduled Documents and transactions contemplated by this Agreement.

     8.16 Integration. This Agreement, together with the Scheduled Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof, including but not limited to, that certain commitment letter September 21, 1993 from GE Medical Systems to MHC. Each Scheduled Document and this Agreement was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

     8.17 Confidentiality and Publicity. Except as set forth in Exhibit 8.17 attached hereto, the parties hereto shall hold in confidence the information contained in the Scheduled Documents and all information related to the transactions contemplated by this Agreement, which is not otherwise known to the public, shall be held by each party hereto as confidential and proprietary information and shall not be disclosed to third persons without the prior written consent of the other party. Accordingly, GE and MHC and the First-Tier Subsidiaries shall not, and shall not permit any of their respective Affiliates to, discuss with, or provide nonpublic information to, any third party concerning this Agreement or the Scheduled Documents, except: (1) as and only to the extent required in governmental filings or judicial, administrative or arbitration proceedings or otherwise by law, (2) pursuant to public announcements made with the prior written approval of GE and MHC or any of the First-Tier Subsidiaries and (3) as permitted pursuant to Exhibit 8.17. GE shall have the right to review and approve, which approval may be denied in GE's sole discretion, any written characterization of this Agreement and any transaction contemplated hereby, except GE shall not have the right to review, but shall have the right to approve, characterizations included in governmental filings or judicial, administrative or arbitration proceedings. Maxum agrees to use its best efforts to preserve the confidentiality of this Agreement, or portions thereof designated by GE (including with respect to the requirements referenced in clause (1) above), and agrees to cooperate with GE to obtain an appropriate order from the Securities and Exchange Commission granting confidential treatment to this Agreement or such portions thereof designated by GE.

     8.18 Account Stated. Each statement of account by GE delivered to Maxum relating to the Liabilities shall be presumed correct and accurate and shall constitute an account stated between GE and Maxum unless, within thirty (30) days after Maxum's receipt of said statement, Maxum delivers to GE, by registered or certified mail addressed to GE in accordance with Section 8.1 above, written objection thereto specifying the error or errors, if any, contained in any such statement.

     8.19 Closing. The parties acknowledge that while this Agreement is dated effective as of Effective Date, this Agreement was signed and the transactions contemplated hereby were consummated on the Closing Date. The delivery of documents and instruments on the Closing Date as contemplated hereby shall take place at 10:00 a.m. at the offices of GE's counsel located at 2049 Century Park East, Suite 3400, Los Angeles, California.

     IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first specified above.

                              GENERAL ELECTRIC COMPANY, a New York corporation, acting through GE Medical Systems


                              By:_________________________________Title:________
                              ______________________


                              MAXUM HEALTH CORP., a Delaware corporation


                              By:_________________________________
                              Title:______________________________






                       [SIGNATURES CONTINUED ON NEXT PAGE]
                              MTS ENTERPRISES, INC., a Texas corporation


                              By:_________________________________
                              Title:______________________________


                              MAXUM HEALTH SERVICES CORP., a Delaware
                              corporation


                              By:_________________________________
                              Title:______________________________


                              QUEST FINANCIAL SERVICES, INC., a Delaware corporation


                              By:_________________________________
                              Title:______________________________